                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                                EXAR CORPORATION

                             MOON ACQUISITION, INC.

                          STARTECH SEMICONDUCTOR, INC.

                           AND THE PRINCIPAL OFFICERS


                                 MARCH 19, 1995


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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE 1   DESCRIPTION OF TRANSACTION . . . . . . . . . . . . . . . . . . .   1
     1.1    Merger of Startech into Merger Sub . . . . . . . . . . . . . . .   1
     1.2    Effect of the Merger . . . . . . . . . . . . . . . . . . . . . .   1
     1.3    Closing; Effective Time. . . . . . . . . . . . . . . . . . . . .   2
     1.4    Conversion of Startech Stock . . . . . . . . . . . . . . . . . .   2
     1.5    Election Procedures. . . . . . . . . . . . . . . . . . . . . . .   3
     1.6    Closing of Startech Transfer Books . . . . . . . . . . . . . . .   4
     1.7    Exchange of Certificates . . . . . . . . . . . . . . . . . . . .   5
     1.8    Stock Subject to Conditions. . . . . . . . . . . . . . . . . . .   6
     1.9    Accounting Treatment . . . . . . . . . . . . . . . . . . . . . .   6
     1.10   Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . .   6
     1.11   Further Action . . . . . . . . . . . . . . . . . . . . . . . . .   7
     1.12   Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . . .   7
     1.13   Certificate of Incorporation.. . . . . . . . . . . . . . . . . .   7
     1.14   Bylaws.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     1.15   Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     1.16   Officers.. . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     1.17   Startech Options . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE 2   REPRESENTATIONS AND WARRANTIES OF STARTECH . . . . . . . . . . .   9
     2.1    Due Organization; Qualification; Corporate Documents . . . . . .   9
     2.2    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . .  10
     2.3    Corporate Authority; Authorization . . . . . . . . . . . . . . .  11
     2.4    Governmental Approvals; No Conflicts . . . . . . . . . . . . . .  11
     2.5    Financial. . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     2.6    Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     2.7    Conduct of Business. . . . . . . . . . . . . . . . . . . . . . .  14
     2.8    Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     2.9    Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     2.10   Litigation and Claims; Compliance with Law . . . . . . . . . . .  19
     2.11   Environmental Provisions . . . . . . . . . . . . . . . . . . . .  19
     2.12   Properties . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     2.13   Intellectual Property. . . . . . . . . . . . . . . . . . . . . .  21
     2.14   Receivables; Major Customers.. . . . . . . . . . . . . . . . . .  23
     2.15   Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     2.16   Sale of Products; Performance of Services. . . . . . . . . . . .  24
     2.17   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     2.18   Major Suppliers. . . . . . . . . . . . . . . . . . . . . . . . .  26
     2.19   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     2.20   Finders.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     2.21   Transactions with Affiliates.. . . . . . . . . . . . . . . . . .  26
     2.22   Vote Required. . . . . . . . . . . . . . . . . . . . . . . . . .  27


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     2.23   Startech Action. . . . . . . . . . . . . . . . . . . . . . . . .  27
     2.24   Shareholder Representations. . . . . . . . . . . . . . . . . . .  27

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF EXAR AND MERGER SUB. . . . . .  27
     3.1    Due Organization . . . . . . . . . . . . . . . . . . . . . . . .  27
     3.2    Corporate Authority; Authorization.  . . . . . . . . . . . . . .  27
     3.3    Governmental Approvals; No Conflicts.. . . . . . . . . . . . . .  28
     3.4    Corporate Documents. . . . . . . . . . . . . . . . . . . . . . .  28
     3.5    SEC Filings; Financial Statements. . . . . . . . . . . . . . . .  28
     3.6    Offering Valid . . . . . . . . . . . . . . . . . . . . . . . . .  29
     3.7    Disclosure.. . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     3.8    Finders. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE 4   COVENANTS OF STARTECH. . . . . . . . . . . . . . . . . . . . . .  29
     4.1    Negative Covenants . . . . . . . . . . . . . . . . . . . . . . .  29
     4.2    Affirmative Covenants. . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE 5   COVENANTS OF EXAR AND MERGER SUB . . . . . . . . . . . . . . . .  35
     5.1    Negative Covenants . . . . . . . . . . . . . . . . . . . . . . .  35
     5.2    Affirmative Covenants. . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE 6   CONDITIONS PRECEDENT TO OBLIGATIONS OF EXAR AND MERGER SUB . . .  36
     6.1    Due Diligence. . . . . . . . . . . . . . . . . . . . . . . . . .  36
     6.2    Compliance with Covenants and Conditions; Representations and
            Warranties Correct . . . . . . . . . . . . . . . . . . . . . . .  37
     6.3    No Material Adverse Effect . . . . . . . . . . . . . . . . . . .  37
     6.4    Officer's Certificate. . . . . . . . . . . . . . . . . . . . . .  37
     6.5    Consents of Others . . . . . . . . . . . . . . . . . . . . . . .  37
     6.6    Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . . . .  37
     6.7    Tax Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     6.8    Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . .  37
     6.9    Continuity of Interest Certificates. . . . . . . . . . . . . . .  37
     6.11   Absence of Restraint . . . . . . . . . . . . . . . . . . . . . .  38
     6.12   No Proceedings . . . . . . . . . . . . . . . . . . . . . . . . .  38
     6.13   Required Approvals . . . . . . . . . . . . . . . . . . . . . . .  38
     6.14   Legal Requirements . . . . . . . . . . . . . . . . . . . . . . .  38
     6.15   Startech's Shareholders Approval . . . . . . . . . . . . . . . .  38
     6.16   Resignations . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     6.17   FIRPTA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     6.18   Orbit Loan . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     6.19   Orbit Manufacturing. . . . . . . . . . . . . . . . . . . . . . .  38
     6.20   Startech Options and Warrants. . . . . . . . . . . . . . . . . .  39
     6.21   Registration Rights. . . . . . . . . . . . . . . . . . . . . . .  39
     6.22   Section 280G Payments. . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE 7   CONDITIONS PRECEDENT TO OBLIGATIONS OF STARTECH. . . . . . . . .  39


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     7.1    Compliance with Covenants and Conditions; Representations and
            Warranties Correct . . . . . . . . . . . . . . . . . . . . . . .  39
     7.2    Officers' Certificate. . . . . . . . . . . . . . . . . . . . . .  39
     7.3    Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . . . .  39
     7.4    Tax Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     7.5    Absence of Restraint . . . . . . . . . . . . . . . . . . . . . .  39
     7.6    Startech Shareholders' Approval. . . . . . . . . . . . . . . . .  40
     7.7    Key Employee Deferred Compensation Plan. . . . . . . . . . . . .  40

Article 8   Indemnity by Securityholders . . . . . . . . . . . . . . . . . .  40
     8.1    Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     8.2    Satisfaction of Indemnification. . . . . . . . . . . . . . . . .  41
     8.3    Claim Procedure. . . . . . . . . . . . . . . . . . . . . . . . .  41
     8.4    Objections to Claims . . . . . . . . . . . . . . . . . . . . . .  41
     8.5    Resolution of Conflicts. . . . . . . . . . . . . . . . . . . . .  41
     8.6    Committee of the Securityholders . . . . . . . . . . . . . . . .  43
     8.7    Third-Party Claims.  . . . . . . . . . . . . . . . . . . . . . .  45
     8.8    Fraud. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     8.9    Survival of Representations and Warranties . . . . . . . . . . .  45

ARTICLE 9   INDEMNITY BY EXAR. . . . . . . . . . . . . . . . . . . . . . . .  45
     9.1    Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     9.2    Claim Procedures . . . . . . . . . . . . . . . . . . . . . . . .  46
     9.3    Objections to Claims . . . . . . . . . . . . . . . . . . . . . .  46
     9.4    Resolution of Conflicts. . . . . . . . . . . . . . . . . . . . .  47
     9.5    Charter and Bylaw Indemnifications . . . . . . . . . . . . . . .  47
     9.6    Survival of Representations and Warranties.. . . . . . . . . . .  47
     9.7    Fraud. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE 10  EARN-OUT . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     10.1   Calculation of Earn-Out Payments . . . . . . . . . . . . . . . .  48
     10.2   Distributions of Earn-Out Payments.. . . . . . . . . . . . . . .  50
     10.3   Post-Closing Covenants of Exar.. . . . . . . . . . . . . . . . .  51

ARTICLE 11  REGISTRATION RIGHTS. . . . . . . . . . . . . . . . . . . . . . .  52
     11.1   Registration Rights. . . . . . . . . . . . . . . . . . . . . . .  52
     11.2   Piggyback Registration.. . . . . . . . . . . . . . . . . . . . .  53
     11.3   Indemnification. . . . . . . . . . . . . . . . . . . . . . . . .  55
     11.4   Current Public Information.. . . . . . . . . . . . . . . . . . .  56
     11.5   Termination of Registration Rights.. . . . . . . . . . . . . . .  56
     11.6   Transferability of Registration Rights.. . . . . . . . . . . . .  56

ARTICLE 12  TERMINATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . .  56
     12.1   Termination. . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     12.2   Effect of Termination. . . . . . . . . . . . . . . . . . . . . .  57
     12.3   Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . .  57


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     12.4   Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . .  57
     12.5   Extension of Time; Waivers . . . . . . . . . . . . . . . . . . .  57

ARTICLE 13  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . .  58
     13.1   Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     13.2   Entire Agreement; Counterparts; Applicable Law . . . . . . . . .  58
     13.3   Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . .  58
     13.4   Assignability. . . . . . . . . . . . . . . . . . . . . . . . . .  58
     13.5   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     13.6   Severability . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     13.7   Titles . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     13.8   Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . .  60
     13.9   Third Party Beneficiary Rights . . . . . . . . . . . . . . . . .  60
     13.10  Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . .  60


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

EXHIBITS:

EXHIBIT 1.3:      Agreement of Merger

EXHIBIT 4.2(s):   Form of Continuity of Interest Certificate

EXHIBIT 6.6(a):   Form of Opinion of Battle Fowler LLP

EXHIBIT 6.6(b):   Form of Opinion of Brobeck, Phleger & Harrison

EXHIBIT 6.7(a):   Form of Tax Opinion of Cooley Godward Castro Huddleson & Tatum

EXHIBIT 6.7(b):   Form of Tax Opinion of Battle Fowler LLP

EXHIBIT 7.3:      Form of Opinion of Cooley Godward Castro Huddleson & Tatum


                                        v

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                      AGREEMENT AND PLAN OF REORGANIZATION


      THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of March 19, 1995 by and among EXAR CORPORATION, a Delaware corporation ("Exar"), MOON ACQUISITION, INC., a Delaware corporation ("Merger Sub"), STARTECH SEMICONDUCTOR, INC., a California corporation ("Startech") and Ram K. Reddy, an individual, and Dr. Roubik Gregorian, an individual (Messrs. Reddy and Gregorian collectively the "Principal Officers").

                                    RECITALS

      A. Exar has formed Merger Sub as a wholly owned subsidiary in order to effect the merger of Startech with and into Merger Sub (the "Merger") in accordance with the General Corporation Law of the State of California (the "California Law") and the Delaware General Corporation Law (the "Delaware Law") and this Agreement;

      B. This Agreement has been approved by the respective Boards of Directors of Exar, Merger Sub and Startech;

      C. The Merger is intended to qualify as a reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as it may be amended from time to time (the "Code") and to be accounted for as a purchase; and

      D. Ram K. Reddy is the Chairman of the Board and Chief Executive Officer and a securityholder of Startech, and Dr. Roubik Gregorian is the President and Chief Operating Officer and a securityholder of Startech.

                                    AGREEMENT

      Exar, Merger Sub and Startech agree as follows:


                                    ARTICLE 1

                           DESCRIPTION OF TRANSACTION

      1.1 MERGER OF STARTECH INTO MERGER SUB. Upon the terms and subject to the conditions set forth in this Agreement, Startech shall be merged with and into Merger Sub and the separate existence of Startech shall cease. Merger Sub shall be the surviving corporation in the Merger under the corporate name of Startech, and Exar shall own all of the issued and outstanding shares of capital stock of Merger Sub. Merger Sub, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation."

      1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in Section 1107 of the California Law and Section 252 of the Delaware Law.

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      1.3   CLOSING; EFFECTIVE TIME.  Consummation of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Cooley Godward Castro Huddleson & Tatum, Five Palo Alto Square, Palo Alto, California, on the second business day following the day on which the closing conditions contained in Articles 6 and 7 hereof have been satisfied or waived, or at such other date, time and place as Exar and Startech may mutually select (the "Closing Date"). At the Closing, Merger Sub and Startech will each carry out the procedures specified under the applicable provisions of the California Law and the Delaware Law, including duly executing and filing an Agreement of Merger in the form attached hereto as Exhibit 1.3 (the "Agreement of Merger") with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, to the end that the Merger shall become effective. The Merger shall become effective (the "Effective Time") on the last to occur of (a) the date the Agreement of Merger is duly filed with the Secretary of State of the State of Delaware or (b) such later date as may be specified in the Agreement of Merger.

      1.4 CONVERSION OF STARTECH STOCK. At the Effective Time, each then outstanding share of common stock, no par value, of Startech (the "Startech Common Stock") and each then outstanding share of Series A preferred stock, no par value, of Startech (the "Startech Preferred Stock") other than Dissenting Shares (as defined in Section 1.12)) shall cease to be an existing and issued share and shall become and be converted into, by virtue of the Merger and without any action on the part of Exar, Merger Sub, Startech or the holder thereof, one of the following, at the shareholder's election (subject to and in accordance with Section 1.5 below):

            (a) a unit (an "Option A Unit") consisting of 0.04619151 of a share of common stock, $0.001 par value, of Exar (the "Exar Common Stock"); PLUS an amount in cash equal to (x) the Total Cash Consideration (as defined below) MULTIPLIED BY (y) the Option A Participation Percentage; or

            (b) the right to participate in the Earn-Out Payments (as defined below) (an "Option B Unit") in amounts determined by MULTIPLYING (x) the Option B Participation Percentage BY (y) the aggregate amount distributed at each Distribution Date (as defined below) as and to the extent provided in
Article 10.

            "Closing Shares" shall mean 500,000 shares of Exar Common Stock.

            "Option A Participation Percentage" shall mean one DIVIDED BY 10,824,500.

            "Option B Participation Percentage" shall mean one DIVIDED BY 5,093,883.

            "Total Cash Consideration" shall mean an amount of cash equal to
(x) $3,750,000 LESS (y) the Transaction Fees (as defined below) as set forth in the updated Startech Disclosure Schedule to be delivered by Startech pursuant to
Section 4.2(p).

      1.5   ELECTION PROCEDURES.

            (a) Not fewer than nine days prior to the day (the "Meeting Date") of the Shareholders Meeting (as defined below), Startech shall mail to the holders of Startech Common Stock, Startech Preferred Stock, Startech Options (as defined below) and Startech Warrants (as defined below): (i) an election agreement in such form and containing such provisions as Exar shall reasonably specify ("Election Agreement"); and (ii) instructions for use of the Election Agreement to effect an election to receive in the Merger Option A Units or Option B Units, or a combination thereof; PROVIDED, HOWEVER, that no securityholder of Startech may elect to receive a number of Option B Units equal to more than 50% of the total number of shares of Startech Common Stock and Startech Preferred Stock and shares subject to Startech Options and Startech Warrants owned by such securityholder (the securityholder's "Fully Diluted Shares"). All shares of Startech Common Stock, Startech Preferred Stock, Startech Options and Startech Warrants in respect of which a complete and validly executed Election Agreement is not received by Startech on or prior to 12:00 Noon, California Time, on the second day before the Meeting Date shall be deemed to have elected to receive: (i) a number of Option A Units equal to (x) 68% MULTIPLIED BY (y) the number of shares with respect to which the holder thereof has made no election (rounded to the nearest whole unit); and (ii) a number of Option B Units equal to (x) the number of shares with respect to which such holder has made no election LESS (y) the number of Option A Units to be received by such holder pursuant to clause (i). Startech securityholders who together constitute a "group" for purposes of Rule 13d under the Exchange Act (as defined below) may, at their discretion, make an election pursuant to this
Section 1.5 as if such securityholders were a single securityholder by completing and having each such securityholder execute a single Election Agreement.

            (b) In the event the securityholders of Startech elect to convert shares of Startech Common Stock, Startech Preferred Stock, Startech Options and Startech Warrants into more than 10,824,500 Option A Units pursuant to this
Section 1.5, then: (i) the aggregate number of Option A Units that shall be issued to such securityholders shall be 10,824,500; (ii) such Option A Units shall be issued, first, to each securityholder of Startech that number of Option A Units elected by such securityholder up to (x) 68% TIMES (y) such securityholder's Fully Diluted Shares and, second, to each securityholder of Startech who has elected to receive a number of Option A Units greater than (x) 68% TIMES (y) such securityholder's Fully Diluted Shares, that number of Option A Units determined on a pro rata basis according to such securityholder's Fully Diluted Shares compared to the total number of Fully Diluted Shares held by all securityholders electing to convert more than 68% of their respective Fully Diluted Shares into Option A Units (up to the maximum number of Option A Units elected by such securityholder); and (iii) each share of Startech Common Stock and Startech Preferred Stock and each share subject to a Startech Option and a Startech Warrant held by Startech securityholders that is not converted into an Option A Unit as a result of the pro rata cutback described in clause (ii) above shall be converted into an Option B Unit or, in the case of a Startech Option or Startech Warrant, the right to receive upon exercise thereof an Option B Unit.

            (c) In the event the securityholders of Startech elect to convert shares of Startech Common Stock, Startech Preferred Stock, Startech Options and Startech Warrants into more than 5,093,883 Option B Units pursuant to this
Section 1.5, then:  (i) the aggregate
number of Option B Units that shall be issued to such securityholders shall be 5,093,883; (ii) such Option B Units shall be issued, first, to each securityholder of Startech that number of Option B Units elected by such securityholder up to (x) 32% TIMES (y) such securityholder's Fully Diluted Shares and, second, to each securityholder of Startech who has elected to receive a number of Option B Units greater than (x) 32% TIMES (y) such securityholder's Fully Diluted Shares, that number of Option B Units determined on a pro rata basis according to such securityholder's Fully Diluted Shares compared to the total number of Fully Diluted Shares held by all securityholders electing to convert more than 32% of their respective Fully Diluted Shares into Option B Units (up to the maximum number of Option B Units elected by such securityholder); and (iii) each share of Startech Common Stock and Startech Preferred Stock and each share subject to a Startech Option and a Startech Warrant held by Startech securityholders that is not converted into an Option B Unit as a result of the pro rata cutback described in clause (ii) above shall be converted into an Option A Unit or, in the case of a Startech Option or Startech Warrant, the right to receive upon exercise thereof an Option A Unit.

            (d) Exar and Startech are each authorized to make adjustments that are not material regarding the allocation of Option A Units and Option B Units to Startech securityholders to the extent required for rounding purposes, and such determinations shall be final and binding upon all Startech securityholders; PROVIDED that, in any event, each Startech securityholder shall receive (or, in the case of Startech Options and Startech Warrants, have the right to receive upon exercise thereof) a total number of Option A Units and Option B Units equal to such securityholder's Fully Diluted Shares.

            (e) Except as otherwise specified in a Startech securityholder's Election Agreement, the aggregate Option A Units and Option B Units that such Startech securityholder is entitled to receive pursuant to this Section 1.5 shall be allocated among such securityholder's Startech Common Stock, Startech Preferred Stock, Startech Options and Startech Warrants such that the Option A Units (up to the maximum number of Option A Units such securityholder is entitled to receive) are allocated: first, to such securityholder's Startech Common Stock and Startech Preferred Stock, in order of ascending per share original issue price from Startech; and, second, to such securityholder's Startech Options and Startech Warrants in order of ascending per share exercise price. Any Startech Common Stock, Startech Preferred Stock, Startech Options and Startech Warrants to which Option A Units are not allocated will be allocated Option B Units.

      1.6   CLOSING OF STARTECH TRANSFER BOOKS.   At the Effective Time, holders
of certificates representing shares of Startech Common Stock and Startech Preferred Stock shall cease to have any rights as shareholders of Startech, and the stock transfer books of Startech shall be closed with respect to all shares of Startech Common Stock and Startech Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Startech Common Stock or Startech Preferred Stock shall thereafter be made on such stock transfer books. If, after the Effective Time, a valid certificate previously representing any of such shares of Startech Common Stock (a "Startech Common Stock Certificate") or Startech Preferred Stock (a "Startech Preferred Stock Certificate") is presented to the Surviving Corporation or Exar, such Startech Common Stock Certificate or Startech Preferred Stock Certificate, as the case may be, shall be canceled and exchanged as provided in Section 1.7.

      1.7   EXCHANGE OF CERTIFICATES.

            (a) As soon as practicable after the Effective Time, Exar will mail to the holders of Startech Common Stock Certificates and Startech Preferred Stock Certificates (i) a letter of transmittal in such form and containing such provisions as Exar may reasonably specify ("Letter of Transmittal") and
(ii) instructions for use in effecting the surrender of Startech Common Stock Certificates and Startech Preferred Stock Certificates in exchange for cash and certificates representing Exar Common Stock. Upon surrender of a Startech Common Stock Certificate or Startech Preferred Stock Certificate to Exar for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by Exar, the holder of such Startech Common Stock Certificate or Startech Preferred Stock Certificate shall be entitled to receive in exchange therefor cash and a certificate representing the number of whole shares of Exar Common Stock that such holder has the right to receive pursuant to the provisions of this Article 1, and the Startech Common Stock Certificate or Startech Preferred Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7, each Startech Common Stock Certificate and each Startech Preferred Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right
(i) to receive upon such surrender cash and a certificate representing shares of Exar Common Stock (and cash in lieu of any fractional share of Exar Common Stock) as contemplated by this Article 1 and, (ii) with respect to Option B Units, to participate in future distributions of the Earn-Out Payments (as defined below), if any (collectively, with respect to each shareholder of Startech, the "Merger Consideration").

            (b) No dividends or other distributions declared or made with respect to Exar Common Stock with a record date after the Effective Time, and no distributions of cash or Exar Common Stock in connection with Earn-Out Payments (as defined below), shall be paid to the holder of any unsurrendered Startech Common Stock Certificate or Startech Preferred Stock Certificate with respect to the shares of Startech Common Stock or Startech Preferred Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Startech Common Stock Certificate or Startech Preferred Stock Certificate in accordance with this
Section 1.7.

            (c) No certificates or scrip for fractional shares of Exar Common Stock shall be issued, but in lieu thereof each holder of shares of Startech Common Stock and Startech Preferred Stock who would otherwise be entitled to receive a certificate or scrip for a fraction of a share of Exar Common Stock shall receive from Exar a cash amount equal to the market value of one share of Exar Common Stock (based on the Exar Common Stock Price) multiplied by the fraction of a share of Exar Common Stock to which such holder would otherwise be entitled.

            (d) Neither Exar nor the Surviving Corporation shall be liable to any holder or former holder of shares of Startech Common Stock, Startech Preferred Stock or Exar Common Stock with respect to any shares (or dividends or distributions with respect thereto) or cash amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (e)   The shares of Exar Common Stock to be issued pursuant to this
Article 1 and Article 11 shall not have been registered and shall be characterized as "Restricted Securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited sets of circumstances. Each certificate evidencing shares of Exar Common Stock to be issued pursuant to this Article 1 shall bear the following legend:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN
            ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION."

            (f) To the extent that any former holder of Startech Common Stock, Startech Preferred Stock, Startech Options and Startech Warrants would otherwise be entitled to receive a fraction of a cent ($.01) with respect to any cash payment in respect of Option A Units or Option B Units, whether payable at Closing or on a Distribution Date, such amount shall be rounded up to the nearest whole cent.

            (g) The rights of Startech shareholders who receive Option B Units to participate in distributions of the Earn-Out Payments shall not be transferable, except by will or descent.

      1.8 STOCK SUBJECT TO CONDITIONS. If any shares of Startech Common Stock or Startech Preferred Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition, or are subject to an escrow, under any applicable stock purchase agreement, restriction agreement or other agreement with Startech, then (unless such condition or escrow terminates by virtue of the Merger pursuant to the express terms of such agreement) the shares of Exar Common Stock issued in exchange for such shares of Startech Common Stock or Startech Preferred Stock will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition or escrow and the certificates evidencing such shares of Exar Common Stock may accordingly be marked with appropriate legends or retained in escrow.

      1.9 ACCOUNTING TREATMENT. The parties intend that the Merger will be treated as a purchase for accounting purposes.

      1.10 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code.

      1.11 FURTHER ACTION. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with the full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of either or both of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take all such action.

      1.12 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Startech Common Stock and Startech Preferred Stock that are issued and outstanding immediately prior to the Effective Date and that are held by shareholders who have not voted such shares in favor of the Merger ("Dissenting Shares") shall not be canceled and converted into Exar Common Stock unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to purchase and payment under the California Law. If such holder shall have so failed to perfect, or shall have effectively withdrawn or lost such right, such holder's shares of Startech Common Stock or Startech Preferred Stock shall thereupon be deemed to have been canceled and converted as described in Section 1.4 at the Effective Time, and each such share shall represent solely the right to receive the Merger Consideration. From and after the Effective Time, no shareholder who has exercised dissenters' rights as provided in Chapter 13 of the California Law shall be entitled to vote such holder's shares for any purpose or to receive payment of dividends or other distributions with respect to such holder's shares (except dividends and other distributions payable to shareholders of record at a date which is prior to the Effective Time).

      1.13 CERTIFICATE OF INCORPORATION. From and after the Effective Time and until thereafter amended as provided by law, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation.

      1.14 BYLAWS. From and after the Effective Time, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation until amended as provided by law.

      1.15 DIRECTORS. From and after the Effective Time, the directors of Merger Sub shall be the directors of the Surviving Corporation, and they shall continue to hold office as provided in the Bylaws of the Surviving Corporation.

      1.16 OFFICERS. From and after the Effective Time, the officers of Merger Sub shall be the officers of the Surviving Corporation, and they shall continue to hold office as provided in the Bylaws of the Surviving Corporation.

      1.17  STARTECH OPTIONS AND STARTECH WARRANTS.

            (a) CONVERSION OF STARTECH OPTIONS. At the Effective Time, each then outstanding option to purchase Startech Common Stock (the "Startech Options") (including all outstanding options granted under Startech's 1993 Incentive Stock Option Plan (the "Startech Plan") and any individual options granted outside of the Startech Plan) shall become and be converted into, by virtue of the Merger and without any action on the part of Exar, Merger Sub, Startech or the holder thereof, an option (an "Exar Option") to purchase that number of Option

A Units and Option B Units that the holder thereof would have been entitled to receive had such option been exercised immediately prior to the Effective Time (determined pursuant to Section 1.5), at an exercise price per Option A Unit or Option B Unit equal to the exercise price per share of such option immediately prior to the Effective Time. If the foregoing calculation results in an Exar Option being exercisable for a fraction of a share of Exar Common Stock, then the number of shares of Exar Common Stock subject to such option will be rounded down to the nearest whole number of shares with no cash being payable for such fractional shares. The term, exercisability, vesting schedule and all other terms and conditions of the Startech Options will otherwise be unchanged. Continuous employment with Startech will be credited to an optionee of Startech for purposes of determining the number of shares of Exar Common Stock subject to exercise under an Exar Option after the Effective Time.

            (b) REGISTRATION. Exar will cause the Exar Common Stock issuable upon exercise of the Exar Options to be registered on Form S-8 promulgated by the Securities and Exchange Commission ("SEC") promptly after the Effective Time and will use reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as any such Exar Options shall remain outstanding. Such registration shall be conditioned on each holder of a Startech Option whose shares will be registered thereunder agreeing (the "Trading Restrictions") that (i) all sales made pursuant to such registration statement shall be made to or through two brokerage firms designated by Exar in its discretion and identified in writing to such holders,
(ii) prior to the 121st day after the effective date of such registration statement, such holder will not sell more than 15% of the aggregate of the Closing Shares and the shares of Exar Common Stock that such holder is entitled to receive upon exercise of Exar Options and Exar Warrants held by such Selling Shareholder during any trailing 30-day period and (iii) from the 121st day after the effective date of such registration statement until April 30, 1996, each holder who owns Closing Shares and has the right to acquire upon exercise of Exar Options and Exar Warrants an aggregate of 50,000 or more shares of Exar Common Stock, will not sell more than 35% of the aggregate of the Closing Shares and the shares of Exar Common Stock that such holder is entitled to receive upon exercise of Exar Options and Exar Warrants held by such holder during any trailing 30-day period. Exar will reserve a sufficient number of shares of Exar Common Stock for issuance upon exercise of the Exar Options.

            (c) CONVERSION OF STARTECH WARRANTS. At the Effective Time, each then outstanding warrant to purchase Startech Common Stock (the "Startech Warrants") shall become and be converted into, by virtue of the Merger and without any action on the part of Exar, Merger Sub, Startech or the holder thereof, a warrant (an "Exar Warrant") to purchase that number of Option A Units and Option B Units that the holder thereof would have been entitled to receive had such warrant been exercised immediately prior to the Effective Time (determined pursuant to Section 1.5), at an exercise price per Option A Unit or Option B Unit equal to the exercise price per share of such warrant immediately prior to the Effective Time. If the foregoing calculation results in an Exar Warrant being exercisable for a fraction of a share of Exar Common Stock, then the number of shares of Exar Common Stock subject to such option will be rounded down to the nearest whole number of shares with no cash being payable for such fractional shares. The terms and conditions of the Startech Warrants will otherwise be unchanged.

            (d) EXERCISE OF STARTECH OPTIONS AND STARTECH WARRANTS. In the event that following the Merger a Startech Option or a Startech Warrant is exercisable for a combination of Option A Units and Option B Units, then, in the event of a partial exercise thereof, the holder thereof shall be entitled to designate (by delivering written notice together with a notice of exercise) whether the holder is exercising his or her Startech Option or Startech Warrant for Option A Units, Option B Units or a specified combination thereof (up to the maximum number of each that may be acquired upon exercise of such Startech Option or Startech Warrant). The holder of a Startech Option or a Startech Warrant may, by delivering written notice to Exar together with a notice of exercise, specify that any cash portion of the Merger Consideration that is payable to the holder by Exar immediately upon exercise of such Startech Option or Startech Warrant shall be applied to the exercise price of such Startech Option or Startech Warrant, with the holder paying to Exar the balance of the exercise price, or Exar paying to the holder the balance of such Merger Consideration, as the case may be.


                                    ARTICLE 2

                   REPRESENTATIONS AND WARRANTIES OF STARTECH

      Except as set forth in the disclosure schedules delivered to Exar on March 17, 1995, and signed by the Chief Executive Officer of Startech (the "Startech Disclosure Schedule"), the schedules of which are numbered to correspond to the subsection numbers of this Agreement, Startech and the Principal Officers represent and warrant to Exar and Merger Sub as of the date of this Agreement and as of the Effective Time as follows:

      2.1   DUE ORGANIZATION; QUALIFICATION; CORPORATE DOCUMENTS.

            (a) Startech is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Startech has all necessary power and authority under applicable corporate law and its organizational documents to own or lease its properties, to perform its obligations under all Contracts (as defined below) and to carry on its business as presently conducted and as proposed to be conducted. Startech does not own or hold, directly or indirectly, any debt or equity securities of, nor has any other interest in, any corporation, partnership, joint venture or other entity, nor has Startech entered into any agreement to acquire any such interest.

            (b) Startech is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a "Material Adverse Effect." For the purposes of this Agreement, "Material Adverse Effect" as it applies to Startech or Exar means an adverse effect on the business, operations, condition (financial or otherwise), assets of Startech, or Exar and its subsidiaries (taken as a whole), respectively, which is material. For purposes of this Agreement, documents, objects, effects, conditions, events or occurrences shall be deemed "material" as they relate to Startech if they involve amounts, or could reasonably be expected to result in loss, expense, liability or other damages, including reasonable costs of investigation, interest, penalties and attorneys' and accountants' fees (collectively, "Damages") in excess of $150,000. For purposes of this Agreement, documents, objects, effects, conditions or occurrences shall be deemed "material" as they relate to Exar if they involve amounts, or could reasonably be expected to result in Damages that, upon public disclosure, would be viewed by a reasonable investor as significantly altering the total mix of information then available concerning Exar and its subsidiaries, taken as a whole.

            (c) Startech has delivered to Exar copies of its Articles of Incorporation and Bylaws, as amended, and minutes of all meetings of its directors and shareholders, including meetings of committees thereof, and actions by written consent of such directors and shareholders, and committees thereof, and the stock records of Startech. There have been no meetings or other proceedings of the shareholders of Startech, the board of directors of Startech or any committee of the board of directors of Startech that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of Startech's Articles of Incorporation or Bylaws or of any resolution adopted by Startech's shareholders, Startech's Board of Directors or any committee of Startech's Board of Directors; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation. The books of account, stock records, minute books and other records of Startech are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of Startech are in the actual possession and direct control of Startech. Startech has in place an adequate and appropriate system of internal controls which is at least as comprehensive and effective as the systems of internal controls customarily maintained by companies similar to Startech.

      2.2 CAPITALIZATION. The authorized capital stock of Startech consists of 22,000,000 shares of Common Stock, of which 8,457,133 shares are issued and outstanding; and 1,000,000 shares of Preferred Stock, of which 668,750 shares have been designated Series A Preferred Stock, of which 668,750 shares are issued and outstanding. All of the issued and outstanding shares of Startech are validly issued, fully paid and nonassessable and are free of preemptive rights and were issued in compliance with federal and state securities laws and any other applicable law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority (as defined below) ("Legal Requirements"). The Startech Disclosure Schedule sets forth a list of all shareholders including their names and addresses, the number of shares they hold and the series and/or class held.
Each of the shareholders of Startech listed on the Startech Disclosure Schedule pursuant to the preceding sentence is an "Accredited Investor" as defined in Regulation D under the Securities Act. The Startech Disclosure Schedule sets forth the identity of each holder of Startech Common Stock and Startech Preferred Stock whose shares are subject to vesting and the number of vested and unvested shares of Startech Common Stock and Startech Preferred Stock held by such holder. As of the date hereof, Startech has outstanding options to purchase Startech Common Stock ("Startech Options") to purchase a total of 6,742,500 shares of Startech Common Stock pursuant to Startech's stock option plans and agreements, and outstanding warrants to purchase Startech Common ("Startech Warrants") to purchase a total of 50,000 shares of Startech Common Stock. The Startech Disclosure Schedule sets forth, with respect to the Startech Options, the name of each optionee, the number of shares of Startech Common Stock subject to each Startech Option and the date of grant and exercise price of each Startech Option. The Startech Disclosure Schedule sets forth each option plan and agreement under which Startech Options have been granted, and Startech has delivered to Exar copies of all such plans and agreements. The Startech Disclosure Schedule sets forth, with respect to the Startech Warrants, the number of shares of Startech Common Stock issuable upon exercise, the exercise price per share and the expiration date of each Startech Warrant. Except as set forth above (a) there are no shares of capital stock of Startech authorized, issued or outstanding, (b) there are no outstanding subscriptions, options, warrants, stock appreciation right plans, calls, rights, convertible securities, shareholder rights plans or other agreements or commitments of any character relating to issued or unissued capital stock or other securities of Startech, or obligating Startech or any other party to issue, transfer or sell any shares of the capital stock or other securities of Startech, and (c) there are no other outstanding securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of the capital stock or other securities of Startech or any successor corporation or controlling person of such successor corporation. Startech has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities.

      2.3 CORPORATE AUTHORITY; AUTHORIZATION. Startech has full corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Startech, no other corporate proceedings on the part of Startech are necessary for Startech to authorize this Agreement, and no such proceedings (other than the approval by a majority vote of each class of stock of Startech) are necessary to enable Startech to perform or consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by duly authorized officers of Startech. This Agreement constitutes a legal, valid and binding obligation of Startech enforceable against it in accordance with its terms (except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect and the exercise by courts of equity powers).

      2.4 GOVERNMENTAL APPROVALS; NO CONFLICTS. Except as may be required by the Securities Act, state securities laws, or the California Law, there is no Legal Requirement that Startech make any filing with, or obtain any permit, authorization, consent or approval of, any federal, state, local or foreign governmental or regulatory authority (a "Governmental Authority") as a condition to the lawful consummation by Startech of the transactions contemplated by this Agreement. Startech does not know of any reason why any required permit, authorization, consent or approval will not be obtained. Neither the execution and delivery of this Agreement by Startech nor the consummation by Startech of the Merger or any of the other transactions contemplated by this Agreement will
(i) contravene, conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Startech or any resolution adopted by the shareholders or Startech's Board of Directors, (ii) result in a default (or with notice or lapse of time or both would result in a default) under, or impair the rights of Startech or alter the rights or obligations of any third party under, or require Startech to make any payment or become subject to any liability to any third party under, or give rise to any right of termination, amendment, cancellation, acceleration, repurchase, put or call under, any of the terms, conditions or provisions of any Contract (as defined below) or other note, bond, mortgage, indenture, license agreement, lease or other contract, instrument or obligation to which Startech is a party or by which Startech or any of its assets may be bound, (iii) violate any Legal Requirement, order, writ, injunction, decree or arbitration award applicable to Startech or its assets, or (iv) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the assets of Startech. Except as expressly set forth in this
Section 2.4, Startech neither was, is nor will be required to make any filing with or give any notice to, or to obtain any consent from, any person in connection with the execution of this Agreement, the Agreement of Merger and the transactions contemplated thereby.

      2.5   FINANCIAL.

            (a) The audited financial statements of Startech for the fiscal years ended September 30, 1994, 1993 and 1992 (collectively, the "Audited Financial Statements"), and the unaudited balance sheet of Startech as of December 31, 1994 (the "Balance Sheet") and the unaudited statements of operations, changes in shareholders' equity and cash flows of Startech for the three-month period ended December 31, 1994 (together with the Audited Financial Statements, the "Startech Financial Statements"), have been prepared in accordance with the books and records of Startech (which books and records are complete, maintained on a consistent basis and correctly reflect its income, expenses, assets and liabilities), are complete and accurate and present fairly the financial position of Startech as of the dates thereof and the results of operations of Startech for the periods then ended in accordance with generally accepted accounting principles ("GAAP") consistently applied, except as otherwise disclosed therein and except, in the case of unaudited statements, for normally recurring year-end adjustments, which adjustments will not be material either individually or in the aggregate.

            (b)   Startech has no Liabilities, except for any Liability which
(i) is accrued or fully reserved against in the Balance Sheet or disclosed in the notes included in the Audited Financial Statements for the year ended September 30, 1994; or (ii) is of a normally recurring nature, was incurred after September 30, 1994 in the ordinary course of business consistent with past practice and is not material. As used herein, "Liabilities" shall mean any liability or obligation of any kind or nature, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due).

      2.6   TAX MATTERS.

            (a) Startech has filed or will file or cause to be filed, within the time and in the manner prescribed by law, all material returns, declaration, reports, estimates, information returns and statements, including information returns and reports ("Returns"), required to be filed by Startech under applicable Legal Requirements for all Returns due on or prior to the Closing Date, and all Returns so filed complied in all material respects with the laws, rules and regulations applicable to such Returns.

            (b) Startech has within the time and in the manner prescribed by law, paid (and until the Closing will, within the time and in the manner prescribed by law, pay) all material Taxes (as defined below) that are due and payable on or prior to the Closing Date.

            (c) Startech has established (and until the Closing will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable, and there is (and until the Closing shall be) no material difference between the amounts of the book basis and the tax basis of assets (net of liabilities) that is not accounted for by an accrual on the books for federal income tax purposes or, if not required to be so accrued under GAAP, is not described in the Startech Disclosure Schedule.

            (d) There are no liens for Taxes upon the assets of Startech except liens for Taxes not yet due.

            (e)   Startech has not filed (and will not file prior to the Closing
Date) any consent agreement under Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of the subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Startech.

            (f) No deficiency or adjustment for any Taxes has been proposed or asserted or assessed against Startech or any of its subsidiaries and, to the best of Startech's knowledge, no foreign, federal, state or local audits, examination or other administrative proceedings or court proceedings are presently pending with regard to any Taxes, and no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes, which waiver or consent remains in effect, has been executed by (or on behalf of) Startech nor are any requests for such waiver or consent pending.

            (g) No federal income tax returns of Startech have been examined by the Internal Revenue Service (the "IRS").

            (h) Startech is not a party to any tax-sharing or allocation agreement, nor does Startech owe any amount under any tax-sharing or allocation agreement.

            (i) The acquisition of Startech by Exar will not result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code and there is no agreement, plan or arrangement covering any employee or independent contractor of Startech that would give rise to any payment that would not be deductible pursuant to Section 280G.

            (j) Startech has not made any election under Section 338(g) of the Code with respect to any acquisition and no outstanding debt obligation of Startech is "corporate acquisition indebtedness" within the meaning of
Section 279(b) of the Code.

            (k) Startech is not a United States Real Property Holding Corporation as defined under Section 897(c)(2) of the Code.

            (l) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, net worth, environmental, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by Startech.

      2.7   CONDUCT OF BUSINESS.  Since September 30, 1994, Startech has not:

            (a) Made any material purchase, sale or disposition of any asset or property other than in the ordinary course of business consistent with past practices or mortgaged, pledged, subjected to a lien or otherwise encumbered any of its properties or assets;

            (b) Suffered any material loss, or material interruption in use, of any asset or property (whether or not covered by insurance);

            (c) Made any material change in the conduct or nature of its business or operations;

            (d) Waived any material rights arising out of the conduct of, or with respect to, its business or operations;

            (e) Borrowed money or incurred new or additional indebtedness (other than accounts payable or trade payables incurred in the ordinary course of business), incurred any contingent liability as a guarantor or otherwise with respect to the obligation of any person or entity, lent money to any person (other than travel and similar advances to employees in the ordinary course of business), or incurred Liabilities in connection with the leasing of property, equipment or other assets;

            (f)   Amended its Articles of Incorporation or Bylaws;

            (g) Issued any of its capital shares or granted any options, warrants or rights to acquire any capital shares, or modified the terms or waived any rights under any options, warrants or other securities currently outstanding; or declared, set aside or paid any dividend or made any other distribution in respect of its capital shares, or made any direct or indirect redemption, purchase or other acquisition of its capital shares;

            (h) Made any change in the compensation payable or to become payable to any of its officers or employees or entered into, amended or terminated any employment or consulting agreements or waived any rights thereunder;

            (i) Made any loans to or engaged in transactions with any of its shareholders, officers, directors or employees other than in the ordinary course of business;

            (j) Undertaken any stock split, recapitalization or reorganization;

            (k) Incurred any material obligation other than in the ordinary course of business;

            (l) Made any investment in any other business or entity through purchase of stock or securities, contribution to capital, property transfer, purchase of property or assets or otherwise;

            (m) Made any change in accounting methods, principles or practices except as required by GAAP;

            (n) Revalued any of its assets, including without limitation writing down the value of inventory or accounts receivable other than in the ordinary course of business consistent with past practice;

            (o) Made any material tax election except in the ordinary course of business consistent with past practice, changed any material tax election already made, adopted any material tax accounting method except in the ordinary course of business consistent with past practice, changed any material tax accounting method, entered into any material closing agreement, settled any tax claim or assessment or consented to any material tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment; or

            (p)   agreed to do any of the foregoing.

      2.8   CONTRACTS.

            (a)   Startech is not a party to, or bound by, any:

                  (i) contract for the employment for any period of time whatsoever, or restricting the employment, of any employee;

                  (ii)    consulting agreement;

                  (iii) contract or agreement restricting in any manner Startech's right to compete with any other person or restricting Startech's right to sell to or purchase from any other person;

                  (iv) agreement with any affiliate of Startech or person controlled by an affiliate of Startech for or with respect to the purchase or sale of goods or the performance of services;

                  (v) contract for the payment or receipt of license fees or royalties to or from any person, firm or corporation;

                  (vi) contract of agency, representation, distribution or franchise which cannot be canceled without payment or penalty upon notice of thirty (30) days or less;

                  (vii)   service contract;

                  (viii) guaranty, performance, bid or completion bond, or surety or indemnification agreement;

                  (ix) contract relating to the purchase, sale, use or license of technology except licenses for third party software generally available to the public;

                  (x) contracts relating to the sale, transfer or disposition of Startech's securities;

                  (xi) lease or sublease, either as lessee or sublessee, lessor or sublessor, of real or personal property or intangibles;

                  (xii) contracts relating to the purchase, sale or margining of securities;

                  (xiii)  warranty or service contracts;

                  (xiv) joint venture, partnership or other contract involving a sharing of profits, losses, costs or liabilities; or

                  (xv) except for purchase orders for raw materials in the ordinary course of business, any other contract which provides for the receipt or expenditure by Startech of more than $25,000.

            All contracts, leases, subleases and other instruments of the type referred to in this Section 2.8(a) and all other material contracts, leases, subleases and instruments (collectively "Contracts"), are in full force and effect and are valid and binding upon Startech and, to the best of Startech's knowledge, are binding on the other parties thereto, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers. No material default by Startech has occurred thereunder and, to the best of Startech's knowledge, no material default by the other contracting parties has occurred thereunder and no event has occurred which with the giving of notice or the lapse of time, or both, would constitute a material default, give any person the right to declare a material default or exercise any remedy under any Contract, give any person the right to accelerate the maturity or performance of any Contract or give any person the right to cancel, terminate or modify any Contract. Startech has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract. Startech has delivered to Exar copies of each contract, lease, sublease, or other instrument of the type referred to in clauses (i) through (xv) of this Section 2.8(a).

            (b) The Startech Disclosure Schedule contains a list of every material license, permit or governmental approval, order, directive and agreement applied for, pending, issued, rejected or given to Startech with respect to its conduct of its business or operations. Startech possesses all licenses, permits, and governmental approvals and authorizations which are required in order to operate its business as presently conducted or as proposed to be conducted, and Startech is in compliance with all such licenses, permits, approvals and authorizations.

            (c) The Startech Disclosure Schedule contains a list of all claims made or threatened against Startech under each Contract.

      2.9   EMPLOYEES.

            (a) The Startech Disclosure Schedule contains a true and complete list of each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program or agreement (collectively, the "Plans"), sponsored, maintained or contributed to or required to be contributed to by Startech for the benefit of any current employee of Startech ("Employee").

            (b) Startech neither has nor, to the best of Startech's knowledge, has had at any time in the past any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

            (c) Startech maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees which are described in the Startech Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

            (d) With respect to each of the Plans, Startech has heretofore delivered to Exar and its counsel true and complete copies of each of the following documents:

                  (i) a copy of each such Plan (including all amendments thereto);

                  (ii) a copy of the annual report, if required under ERISA, with respect to each such Plan for the last two years;

                  (iii) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, with respect to each such Plan;

                  (iv) if such Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

                  (v) all material contracts relating to the Plans, including, without limitation, service provider agreements, insurance contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

                  (vi) the most recent determination letter received from the IRS with respect to each such Plan that is intended to be qualified under
Section 401(a) of the Code (a "401(a) Plan") or the most recent opinion letter received from the IRS National Office with respect to any 401(a) Plan adopted in the form of a standardized prototype plan.

            (e) Startech does not have and, to the best of Startech's knowledge, has never had any affiliates as determined under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code nor has Startech ever been a member of an "affiliated service group" within the meaning of
Section 414(m) of the Code. To best of Startech's knowledge, Startech has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in material "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

            (f) Startech does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan, other than changes to comply with applicable law, that would affect any Employee and would result in a material liability to Startech.

            (g) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to current or former Employees after any such Employee's retirement or other termination of service (other than (i) benefit coverage mandated by applicable law, including, without limitation, coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the books of Startech,
(iii) benefits the full cost of which are borne by the current or former Employee (or the employee's beneficiary)).

            (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 162(i) of the Code, the provisions of
Section 4980B of the Code have been complied with in all material respects.

            (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

            (j) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will result in any material payment (including, without limitation, any bonus, golden parachute, or severance payment) to any current or former director or employee (whether or not under any
Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

            (k) The Startech Disclosure Schedule contains a list of all salaried employees of Startech as of the date indicated on such Schedule. The Startech Disclosure Schedule correctly reflects, in all material respects, their salaries, any other compensation other than under the Welfare Plans or any 401(a) Plan (E.G., bonus or commission arrangements), dates of employment and positions.

            (l) The Startech Disclosure Schedule identifies all employees of Startech as of the date thereof who are not available fully to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

      2.10  LITIGATION AND CLAIMS; COMPLIANCE WITH LAW.

            (a) Except for litigation or proceedings relating to the environment (which are exclusively provided for in Section 2.11 below) or to Taxes (which are exclusively provided for in Section 2.6), there is no arbitration, suit, litigation, or proceeding, in law or in equity, pending, or, to the best of Startech's knowledge, threatened before any Governmental Authority in which Startech is a party or otherwise involved or to which its business or property is subject ("Proceeding"). To the best of Startech's knowledge (i) there are no preliminary proceedings or governmental investigations before any commission or other administrative authority pending or threatened against Startech, and (ii) Startech has not committed any act (or omitted to commit any act) that would give rise to any such preliminary proceeding or investigation.

            (b) Startech is not a party to any order, writ, injunction, decree or arbitration award (or agreement entered into in any Proceeding with any Governmental Authority) with respect to its properties, assets, personnel or business activities.

            (c) Except for Environment Laws (as defined below), which are exclusively provided for in Section 2.11 below, Startech is not, and has not been at any time since September 30, 1992, in violation of, or delinquent in respect to, any order, writ, injunction, decree or arbitration award or Legal Requirement, or agreement with, or any license, permit or governmental approval from, any Governmental Authority to which Startech or any of its properties, assets, personnel or business activities are subject, including, without limitation, laws, rules and regulations relating to the provision of occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination, except where such violation could not have a Material Adverse Effect. Startech has not received any notice of noncompliance or other material violation of any such Legal Requirement.

      2.11  ENVIRONMENTAL PROVISIONS.

            (a)   For the purposes of this Section 2.11:

                  (i) "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by Startech, or (B) circumstances forming a reasonable basis for any violation, or alleged violation, of any Environmental Law.

                  (ii) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                  (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

            (b) To the best of Startech's knowledge, Startech is in compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by Startech of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Startech has not received any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that it is not in such full compliance, and, to the best of Startech's knowledge, there are no circumstances that may prevent or interfere with such material compliance in the future. To the best knowledge of Startech, no current or prior owner of any property owned or leased by Startech has received any communication (written or oral), whether from a Government Authority, citizens group, employee or otherwise, that alleges that it, or Startech, is not in such full compliance. All permits and other governmental authorizations currently held by Startech pursuant to the Environmental Laws are identified in the Startech Disclosure Schedule.

            (c) There is no Environmental Claim pending or, to the best of Startech's knowledge, threatened against Startech or against any person or entity whose liability for any Environmental Claim Startech has or may have retained or assumed either contractually or by operation of law.

            (d) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis for any Environmental Claim against Startech or, to the best of Startech's knowledge, against any person or entity whose liability for any Environmental Claim Startech has or may have retained or assumed either contractually or by operation of law.

            (e)   Without in any way limiting the generality of the foregoing,
(i) all on-site and off-site locations where, to the best of Startech's knowledge, Startech has stored, disposed of or arranged for the disposal of, Materials of Environmental Concern are identified in the Startech Disclosure Schedule, (ii) all underground storage tanks (whether or not in use by Startech), and the capacity and contents of such tanks, located on property owned or leased by Startech, are identified in the Startech Disclosure Schedule,
(iii) there is no asbestos contained
in or forming part of any building, building component, structure or office space owned or leased by Startech, and (iv) no polychlorinated biphenyls (PCBs) are used or stored at any property owned or leased by Startech.

      2.12  PROPERTIES.

            (a) Startech has previously delivered to Exar and its counsel copies of all leases pursuant to which Startech leases real or personal property (the "Leases"). Each of the Leases is a legal, valid and binding obligation of Startech enforceable against it in accordance with its terms (except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors rights or remedies in general as from time to time in effect and the exercise by courts of equity powers) and is in full force and effect. Startech is not in material default under any term of any Lease, nor to the best of Startech's knowledge is any other party thereto in default thereunder and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default by Startech. The transactions contemplated by this Agreement will not constitute a breach of any Lease. The properties subject to the Leases and the conditions of the Leases are suitable for the business currently being conducted thereon by Startech. There are no condemnation proceedings pending or, to the best of Startech's knowledge, threatened with respect to any portion of the property subject to the Leases.

            (b) Startech has good, valid and marketable title to its assets reflected in the Balance Sheet (as well as all its properties and assets which have been fully depreciated and are not reflected therein) or acquired after that date. As of the date of the Balance Sheet Startech has, and as of the Closing Startech will have, good, valid and marketable title to its assets, free and clear of any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances or charges of any kind (collectively, "Liens"), other than (i) Liens shown on the Balance Sheet as securing specified liabilities (with respect to which no default exists), (ii) Liens for current taxes not yet due and (iii) any minor imperfections of title and encumbrances, if any, which do not individually or in the aggregate impair the operations of Startech in any material respect (collectively, "Permitted Liens"). All of the assets of Startech are in all material respects fit for the purposes for which intended and in good operating condition and repair, ordinary wear and tear excepted. The assets of Startech constitute all of the properties, rights and assets necessary for the conduct of the business of Startech as presently conducted or proposed to be conducted.

            (c)   Startech does not own any interest in any real property.

            (d) Startech is not a "foreign person" as that term is defined in the Code and in applicable regulations.

      2.13  INTELLECTUAL PROPERTY.

            (a) The Startech Disclosure Schedule lists all domestic and foreign patents and patent applications owned or licensed by Startech (the "Patents") and all agreements relating thereto. Startech owns the Patents and all related patent rights free and clear of all liens, claims or encumbrances and may assign or license them free and clear of any liens, claims or encumbrances. There are no Proceedings, and to the best of Startech's knowledge, there are no claims, threats or other communications, which challenge the validity of any claim of any Patent. All such Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), and Startech has no reason to believe that any of the Patents is not, or upon issuance will not be, valid and enforceable. No Patent has been or is now involved in any interference proceeding or has been challenged in any way and Startech is not aware of any interfering patent or patent application. Startech is not aware of any information that is material to the examination of an application for any Patent that has not been disclosed to the United States Patent and Trademark Office pursuant to the disclosure requirements of 37 C.F.R. 1.56. Startech has delivered to Exar copies of all opinions and memoranda of counsel received by it and relating to (i) the validity and patentability of the Patents, (ii) infringement by third parties of the Patents and (iii) Startech's freedom to operate. The Startech Disclosure Schedule lists all agreements including licenses relating to the Patents granted to third parties by Startech. Subject to any right of Startech to conduct an audit of its licensees, all royalties and other payments due under said agreements have been paid and no party to those agreements is in default in any manner respecting its obligations under those agreements. Except for any license implied by the sale of a product, no other license, covenant, or agreement has been granted or entered into by Startech with respect to the Patents.

            (b) The Startech Disclosure Schedule lists all domestic and foreign registered and unregistered copyrights ("Copyrights"), trademarks and trademark applications, service marks and service mark applications ("Trademarks") and registered maskworks and maskwork applications ("Maskworks") owned or licensed by Startech from or to third parties indicating in each case whether the Trademark, Maskwork or Copyright is owned or licensed, registered or unregistered. Startech owns free and clear of all liens, claims or encumbrances the Trademarks, Maskworks and Copyrights which are so designated as owned by it. All registered Trademarks, Maskworks and Copyrights are in material compliance with all formal legal requirements (including, in the case of Trademarks, the timely post registration filing of affidavits of use and incontestability and of renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 180 days after the Effective Time. There are no interference, opposition or cancellation proceedings or infringement suits pending or, to the best of Startech's knowledge, threatened, with respect to any of the Trademarks, Maskworks or Copyrights. Startech has not been advised and Startech has no reason to believe that Startech is infringing a Trademark, Maskwork or Copyright held by another person.

            (c) Startech owns or has in its possession certain information, know-how and show-how (including, without limitation, data, documents, drawings, software, procedures, customer lists and other proprietary materials) relating to, without limitation, the specification, examination, simulation, design, implementation, processing, manufacture, procurement of materials, ingredients and the like from suppliers or subcontractors, quality control and testing, use and delivery of its products, in each case of the sort typically considered as trade secrets in the semiconductor industry (the "Trade Secrets"). Startech has taken all reasonable precautions to maintain Trade Secrets in confidence and to prevent their disclosure to unauthorized persons, including having each of its Employees execute and deliver its standard proprietary information protection and assignment agreement (a copy of which has been delivered to Exar), has had each third party to which Trade Secrets are revealed (other than banks or other third parties with whom confidentiality agreements are typically not executed) sign a confidentiality agreement (a copy of which has been delivered to Exar) and to the best of Startech's knowledge has not publicly revealed any trade secret. Startech has good title and an absolute (though not necessarily exclusive) right to use all Trade Secrets, and, to the best of Startech's knowledge, the use of the Trade Secrets does not infringe the rights of any third party. The Startech Disclosure Schedule sets forth a list of all agreements relating to the Trade Secrets. To the extent that the Trade Secrets are not available in documentary or fixed form, disclosure shall be made to Exar to permit Exar to make full use of the Trade Secrets to operate the business of Startech as it is presently conducted and proposed to be conducted.

            (d) To the best of Startech's knowledge, no person is infringing upon any Patent, Maskwork, Trademark or any Copyright or is misappropriating any Trade Secret owned by Startech. To the best of Startech's knowledge, none of the products manufactured or sold or licensed by, nor any processes or know-how used or proposed to be used by Startech, infringes any patent, maskwork, trademark or copyright of any third party. There is no intellectual property, in any form, whether patent, trademark, maskwork, tradename, trade secret, copyright or otherwise, necessary for the operation of Startech's business as conducted or as proposed to be conducted which Startech does not currently own or license on commercially reasonable terms.

      2.14  RECEIVABLES; MAJOR CUSTOMERS.

            (a) The Startech Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of Startech as of February 28, 1995.

            (b) All existing accounts receivable of Startech (including those accounts receivable reflected on the Balance Sheet that have not yet been collected and those accounts receivable that have arisen since December 31, 1994 in the ordinary course of business and have not yet been collected): (i) represent valid obligations of customers of Startech arising from BONA FIDE transactions entered into in the ordinary course of business consistent with past practices; and (ii) are current and, except as fully reserved in the Balance Sheet, Startech has no reason to believe they will not be collected in full (without any counterclaim or setoff) on or before September 30, 1995.

            (c) The Startech Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other person since September 30, 1993. Startech has not received any notice or other communication (in writing or otherwise), and has not received any other information, indicating that any customer or other person identified in the immediately preceding sentence may cease dealing with Startech or may otherwise reduce the volume of business transacted by such Person with Startech below historical levels.

      2.15 INVENTORY. The Startech Disclosure Schedule provides an accurate and complete breakdown of all inventory (including raw materials, work in process and finished goods) of Startech as of February 28, 1995. All of Startech's existing inventory (including all inventory that is reflected on the Balance Sheet and that has not been disposed of by Startech since December 31,
1994): (a) is of such quality and quantity as to be usable and saleable by Startech in the ordinary course of business consistent with past practices; (b) has been priced at the lower of cost or market value using the first-in, first-out method; and (c) is free of any defect or deficiency. The inventory levels maintained by Startech: (a) are not excessive in light of Startech's normal operating requirements; and (b) are adequate for the conduct of Startech's operations in the ordinary course of business consistent with past practices.

      2.16  SALE OF PRODUCTS; PERFORMANCE OF SERVICES.

            (a) Each product that has been sold by Startech to any person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and (ii) was free of any design defects, construction defects or other defects or deficiencies at the time of sale. All repair services and other services that have been performed by Startech were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

            (b) Startech has no reason to believe that it will incur or otherwise become subject to any Liability arising directly or indirectly from any product manufactured or sold, or any repair services or other services performed by, Startech on or at any time prior to the Effective Time.

            (c) No product manufactured or sold by Startech has been the subject of any recall or other similar action; and no event has occurred, and Startech has no reason to believe that any condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

            (d) No customer or other person has ever asserted or, to the best of Startech's knowledge, threatened to assert any claim against Startech
(i) under or based upon any warranty provided by or on behalf of Startech or
(ii) under or based upon any other warranty relating to any product sold by Startech or any services performed by any of the Companies. To the best of Startech's knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

            (e) Startech has, and, to the best of Startech's knowledge, Orbit Semiconductor, Inc. ("Orbit") has, in place and has at all times had in place, an adequate and appropriate quality control system that is at least as comprehensive and effective as the quality control systems customarily maintained by companies similar to Orbit and Startech, respectively.

      2.17  INSURANCE.

            (a) The Startech Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, Startech: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; DPLA whether such policy is a "claims made" or an "occurrences" policy; (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage); (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy. The Startech Disclosure Schedule also identifies (i) each pending application for insurance that has been submitted by or on behalf of Startech and (ii) each self-insurance or risk-sharing arrangement affecting Startech or any of its assets. Startech has delivered to Exar copies of all of the insurance policies identified in the Startech Disclosure Schedule (including all renewals thereof and endorsements thereto) and all of the pending applications identified in the Startech Disclosure Schedule.

            (b)   Each of the policies identified in the Startech Disclosure
Schedule is valid, enforceable and in full force and effect. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis. The nature, scope and dollar amounts of the insurance coverage provided by such policies are sufficient to adequately insure Startech's business, assets, operations, key employees, services and potential liabilities; and such insurance coverage is at least as comprehensive as the insurance coverage customarily maintained by companies similar to Startech.

            (c) There is no pending claim under or based upon any of the policies identified in the Startech Disclosure Schedule; and, to the best of Startech's knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

            (d) Startech has not received: (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in the Startech Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in the Startech Disclosure Schedule; or
(iii) any indication that the issuer of any of the policies identified in the Startech Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.

      2.18  MAJOR SUPPLIERS.

            (a) The Startech Disclosure Schedule: (i) provides an accurate and complete breakdown and aging of Startech's accounts payable as of February 28, 1995; (ii) provides an accurate and complete breakdown of all customer deposits and other deposits held by Startech as of the date of this Agreement; and (iii) provides an accurate and complete breakdown of Startech's long-term debt as of the date of this Agreement.

            (b) The Startech Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other person that received (i) more than $50,000 from Startech in the year ended September 30, 1993, (ii) more than $50,000 from Startech in the year ended September 30, 1994, or (iii) more than $50,000 from Startech in the first fiscal quarter of the year ending September 30, 1995.

      2.19  DISCLOSURE.

            (a) The copies of all documents furnished by Startech pursuant to the terms of this Agreement are complete and accurate. Startech has provided Exar and its counsel with full and complete access to all of Startech's records and other documents and data.

            (b) For purposes of this Agreement and the transactions contemplated hereby, none of (i) the representations and warranties made by Startech in this Agreement, (ii) the Startech Disclosure Schedules or (iii) any statement by Startech or, to the best of Startech's knowledge, any other person, contained in any document, certificate or other writing furnished by Startech to Exar in connection with this Agreement, the Merger or the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

            (c) To the best of Startech's knowledge, there is no fact that (i) may have an adverse effect on Startech's business, operations, condition (financial or otherwise) or assets or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger.

      2.20 FINDERS. Except for Startech's engagement of Alex. Brown & Sons Incorporated pursuant to that certain Engagement Letter dated January 20, 1995 (a copy of which has been provided to Exar), Startech has not dealt with any person, firm or corporation who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transaction contemplated hereby or introducing the parties to each other.

      2.21 TRANSACTIONS WITH AFFILIATES. Except for compensation of employees, since September 30, 1992, there have been no transactions between Startech and any of its "affiliates" or their "associates" (as such terms are defined in the rules and regulations of the Securities and Exchange Commission ("SEC")).

      2.22 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Startech Common Stock and the majority of outstanding shares of Startech Preferred Stock is the only vote of the holders of any class or series of Startech's capital stock necessary to adopt and approve the Merger, this Agreement and the transactions contemplated thereby.

      2.23 STARTECH ACTION. The Board of Directors of Startech (at a meeting duly called and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and fair and in the best interests of Startech and its shareholders, (b) approved this Agreement and the Merger in accordance with the provision of Section 1200 of the California Law and (c) recommended the adoption and approval of this Agreement and the Merger by the holders of Startech Common Stock and Startech Preferred Stock and directed that the Merger be submitted for consideration by Startech's shareholders at the Shareholders Meeting (as defined below).

      2.24 SHAREHOLDER REPRESENTATIONS. Each of the representations and warranties made by shareholders of Startech and contained in the Continuity of Interest Certificates (as defined below) to be delivered to Exar pursuant to
Section 6.9 will be true and correct.


                                    ARTICLE 3

              REPRESENTATIONS AND WARRANTIES OF EXAR AND MERGER SUB

      Except as set forth in the disclosure schedules delivered to Startech on March 17, 1995, and signed by an executive officer of Exar (the "Exar Disclosure Schedule"), the schedules of which are numbered to correspond to the subsection numbers of this Agreement, Exar and Merger Sub represent and warrant to Startech as of the date of this Agreement and as of the Effective Time as follows:

      3.1 DUE ORGANIZATION. Exar is a corporation duly organized, existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, existing and in good standing under the laws of the State of Delaware. Each of Exar and Merger Sub has all necessary power and authority under applicable corporate law and its organizational documents to own or lease its properties and to carry on its business as presently conducted.

      3.2 CORPORATE AUTHORITY; AUTHORIZATION. Each of Exar and Merger Sub has full corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of each of Exar and Merger Sub, and no other corporate proceedings on the part of Exar or Merger Sub (other than the approval of Merger Sub's sole shareholder) are necessary for Exar and Merger Sub to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by duly authorized officers of Exar and Merger Sub. This Agreement constitutes a legal, valid and binding obligation of Exar and Merger Sub, enforceable against each of them in accordance with its terms (except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers).

      3.3 GOVERNMENTAL APPROVALS; NO CONFLICTS. Except as may be required by the Securities Act, state securities laws, the California Law and the Delaware General Corporation Law, there is no material Legal Requirement that Exar or Merger Sub make any filing with, or obtain any permit, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation by Exar and Merger Sub of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Exar and Merger Sub nor the consummation by Exar and Merger Sub of the transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Exar or the Articles of Incorporation or Bylaws of Merger Sub, or (ii) violate any Legal Requirement, order, writ, injunction, decree or arbitration award applicable to Exar or Merger Sub or their respective assets which violation could have an Material Adverse Effect on Exar.

      3.4 CORPORATE DOCUMENTS. Exar has delivered to Startech copies of Exar's Certificate of Incorporation and Bylaws and Merger Sub's Articles of Incorporation and Bylaws, each as amended.

      3.5   SEC FILINGS; FINANCIAL STATEMENTS.

            (a) Exar has made available to Startech a complete and accurate copy of each report, schedule, registration statement and definitive proxy statement filed by Exar with the SEC on or after March 31, 1994 and prior to the date of this Agreement (the "Exar SEC Reports"), which are all the forms, reports and documents required to be filed by Exar with the SEC since March 31, 1994. The Exar SEC Reports (i) complied with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, at the times they were filed (or if amended or superseded by a filing prior to the date of this Agreement then or the date of such filing), and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) Each of the sets of consolidated financial statements (including, in each case, any notes thereto) contained in the Exar SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presents the consolidated financial position of Exar and its material subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

            (c) Exar has previously furnished to Startech a complete and correct copy of any amendments or modifications that have not yet been filed with the SEC but that are required to be filed to agreements, documents or other instruments which previously had been filed by Exar with the SEC pursuant to the Securities Act or the Exchange Act.

      3.6 OFFERING VALID. Assuming that on the Closing Date no more than thirty-five (35) shareholders of Startech will fail to qualify as "Accredited Investors" as defined in Regulation D under the Securities Act, the issuance of the shares of Exar Common Stock pursuant to Section 1.4 hereof will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

      3.7   DISCLOSURE.

            (a) The copies of all documents furnished by Exar pursuant to the terms of this Agreement are complete and accurate.

            (b) For purposes of this Agreement and the transactions contemplated thereby, none of (i) the representations and warranties made by Exar and Merger Sub in this Agreement, (ii) the Exar Disclosure Schedule or,
(iii) any statement by Exar and Merger Sub or, to the best of Exar's knowledge, any other person, contained in any document, certificate or other writing furnished by Exar to Startech specifically identified as supplemental disclosure in connection with this Agreement or the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

      3.8 FINDERS. Except for Exar's engagement of Prudential Securities Incorporated pursuant to that certain Engagement Letter dated February 16, 1995 (a copy of which has been provided to Startech), neither Exar nor Merger Sub has dealt with any person, firm, or corporation who, as a result, is or may be entitled to a broker's commission, finder's fee, investment banker's fee, or similar payment from Exar or Merger Sub for arranging the transactions contemplated hereby or introducing the parties to each other.


                                    ARTICLE 4

                              COVENANTS OF STARTECH

      Startech hereby covenants and agrees as follows:

      4.1 NEGATIVE COVENANTS. Between the date of this Agreement and the Effective Time, unless Exar shall otherwise consent in writing, except as provided hereunder Startech will not do any of the following or commit to do so:

            (a) Make any purchase, sale or disposition of any asset or property other than in the ordinary course of business consistent with past practices or mortgage, pledge, subject to a lien (other than liens for Taxes not yet due and payable) or otherwise encumber any of its properties or assets;

            (b) Incur any indebtedness for borrowed money or incur any contingent liability as a guarantor or otherwise with respect to the obligations of any person or entity;

            (c) Take any action, or permit any action within Startech's control, which would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code and Startech will prevent any of its officers or directors from taking or permitting any such action;

            (d) Amend its Articles of Incorporation or Bylaws as previously delivered to Exar;

            (e) Issue any of its capital shares (except with respect to the exercise of Startech Options and Startech Warrants outstanding on the date of this Agreement) or grant any options, warrants or rights to acquire any capital shares, or modify the terms or waive any rights under any options, warrants or other securities currently outstanding; or declare, set aside or pay any dividend or make any other distribution in respect of its capital shares, or make any direct or indirect redemption, purchase or other acquisition of its capital shares;

            (f) Waive any material rights arising out of the conduct of, or with respect to, its business or operations;

            (g) Make any change in the compensation payable or to become payable to any of its officers or employees or enter into, amend or terminate any employment or consulting agreements or waive any rights thereunder;

            (h) Make any loans to or engage in transactions with any of its shareholders, officers, directors or employees other than in the ordinary course of business;

            (i) Enter into, amend or terminate any sales agency or distribution agreement, any management or employment or consulting agreement, any lease, license or royalty agreement, or any other material agreement or Contract or waive any rights thereunder;

            (j)   Undertake any stock split, recapitalization or reorganization;

            (k) Solicit, encourage, negotiate, provide information for, or otherwise cooperate in any way with, assist, or facilitate, and will use its best efforts to prevent any of its officers and directors, employees, representatives and agents from soliciting, encouraging or negotiating or providing information for or otherwise cooperating in any way with, assisting or facilitating, any of the following (an "Acquisition Proposal"):

                  (i) any merger or consolidation of Startech with any person other than Exar or Merger Sub,

                  (ii) any sale of assets of Startech except the sale of inventory in the ordinary course of business to any person other than Exar or Merger Sub,

                  (iii) any equity or debt investment (other than on terms approved by Exar) in Startech by any person, or

                  (iv) any purchase of outstanding securities of Startech by any person;

            (l) Undertake a course of action inconsistent with this Agreement or which would cause any representation or warranty in this Agreement to become inaccurate or which would prevent any condition precedent to its obligations under this Agreement from being satisfied at or prior to the Effective Time;

            (m) Provide or publish to its shareholders any material which might constitute an unauthorized "prospectus" within the meaning of the Securities Act or any impermissible solicitation under the applicable state law;

            (n) Incur any material obligation other than in ordinary course of business;

            (o) Borrow money (other than on terms approved by Exar) or incur new or additional indebtedness (other than accounts payable or trade payables incurred in the ordinary course of business) or lend money to any person (other than travel and similar advances to employees in the ordinary course of business);

            (p) Incur liabilities in connection with the leasing of property, equipment or other assets;

            (q) Issue any press release or public disclosure, either written or oral, of the transactions contemplated by this Agreement without the prior knowledge and written consent of Exar;

            (r) Make any investment in any other business or entity through purchase of stock or securities, contribution to capital, property transfer, purchase of property or assets or otherwise;

            (s) Alter the manner of keeping its books and accounts or their accounting practices and procedures;

            (t) Revalue any of its assets, including without limitation writing down the value of inventory or accounts receivable other than in the ordinary course of business consistent with past practice;

            (u) Make any material Tax election except in the ordinary course of business consistent with past practice, change any material Tax election already made, adopt any Tax accounting method except in the ordinary course of business consistent with past practice, change any Tax accounting method (except as required by applicable tax law), enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment;

            (v) Commence any Proceeding except for routine collection of bills or for a breach of this Agreement;

            (w) Impair any of its patents, maskworks, copyrights, trademarks or other intellectual property rights; or

            (x) Fail to maintain its qualifications to do business in every state in which such qualification is required, or fail to maintain any other permit, license, authorization or approval required or useful to the operations of its business.

      4.2 AFFIRMATIVE COVENANTS. Between the date of this Agreement and the Effective Time, Startech will do each of the following:

            (a) Use its best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out;

            (b) Use its best efforts to obtain all authorizations, consents and permits of others (including the Continuity of Interest Certificates described in Section 6.9) required to permit the consummation by Startech of the transactions contemplated by this Agreement and the continuation of Startech's business after the consummation of the Merger;

            (c) Promptly advise Exar in writing of (i) any Material Adverse Effect on Startech; (ii) the occurrence of any event which causes the representations and warranties made by Startech in this Agreement or the information included in the Startech Disclosure Schedule to be incomplete or inaccurate in any material respect; and (iii) the receipt of any inquiry relating to an Acquisition Proposal from a third party, including the identity of the third party and a copy of the inquiry;

            (d) Conduct the business of Startech only in the ordinary course and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices or as requested in writing by Exar;

            (e) Use its best efforts to keep intact the Startech organization, to keep available its present officers, agents and employees and to preserve the goodwill of all suppliers, customers and others having business relations with it;

            (f) Permit Exar and its authorized representatives to have full access to all of its properties, assets, records, Returns, contracts and documents and furnish to Exar and its authorized representatives such financial and other information with respect to its business and properties as Exar may from time to time reasonably request for purposes of making a review of the business of Startech;

            (g) As promptly as reasonably practicable after the date of this Agreement, file with any Governmental Authorities all notices, reports and other documents required by law, with respect to this Agreement and the transactions contemplated hereby and promptly submit any additional information or documentary material properly requested by any such Governmental Authorities;

            (h) In the event that between the date hereof and the Effective Time, any Governmental Authority shall commence any examination, review, investigation, action or Proceeding against Startech with respect to the transactions contemplated hereby, give prompt notice thereof to Exar, keep Exar informed as to the status thereof, and (except as may be prohibited by such Governmental Authority or by any court order or decree in an action or suit instituted by a person other than Startech or an affiliate of Startech) permit Exar to observe and be present at each meeting, conference or other proceeding and have access to and be consulted in connection with any document filed or provided to such Governmental Authority in connection with such examination, review, investigation, action, or Proceeding;

            (i) Promptly provide Exar with (i) copies of all written materials and communications furnished by Startech to its shareholders after the date of this Agreement, and (ii) copies of all notices, reports or other documents filed with any government agency or department pursuant to Section 2.10 and 4.2(h) hereof;

            (j) Promptly provide Exar copies of all material operating and financial reports prepared by Startech, including copies of Startech's balance sheet and related statements of operations, cash flows, changes in financial position and changes in shareholders' equity for each month commencing March 31, 1995 through the Effective Time. In addition, Startech shall provide Exar an accounts receivable aging report, an accounts payable aging report and an inventory valuation report as of the end of each monthly period. Such monthly financial statements shall be prepared in conformity with GAAP applied on a consistent basis and shall fairly present (subject to immaterial year-end audit adjustments) the financial condition, results of operations, cash flows and changes in financial position of Startech as of the dates and for the periods covered by such statements and shall be delivered promptly after preparation, but in no event later than 25 days after the end of the month. Startech shall in addition provide Exar with such other operating and financial reports as Exar shall reasonably request;

            (k) Mail to its shareholders in a timely manner, for the purpose of considering and voting upon the Merger at the Shareholders Meeting (as defined below), an information statement to be prepared in connection with the Shareholders Meeting and the issuance of the Merger Consideration (the "Information Statement");

            (l) Promptly provide to Exar all information relating to Startech's business or operations for inclusion in the Information Statement that is necessary to satisfy all applicable requirements of state and federal securities laws; and ensure that information relating to Startech

(or, to the best of Startech's knowledge, any other person contained in any document, certificate or other writing furnished or to be furnished by Startech) included in the Information Statement, at the time the Information Statement is mailed and at the time of the Shareholders Meeting and at the Effective Time, as then amended or supplemented, will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting;

            (m) Ensure that the Information Statement as it relates to Startech will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulation thereunder in effect at the time the Information Statement is mailed;

            (n) Take all such actions as Exar may request in order that the issuance of the Merger Consideration shall qualify as an offering and sale under Regulation D under the Securities Act, including, without limitation, appointing a "Purchaser Representative" (as defined in Regulation D under the Securities
Act);

            (o) Provide to Exar, and use its best efforts to cause Startech's independent auditors to provide to Exar, such financial statements and information and such accountant's consents as may be required to be provided by Exar in any filing required by the Securities Act, the Exchange Act or any state securities or Blue Sky law;

            (p) Prior to the Closing Date, prepare an updated Startech Disclosure Schedule under the signature of its Chief Executive Officer setting forth (i) all information (including information not previously disclosed) necessary to make all representations and warranties of Startech accurate as of the Closing Date and (ii) Startech's good faith estimate of the Transaction Fees. "Transaction Fees" shall mean (i) all fees and expenses incurred by Startech in connection with the transactions contemplated hereby, including all fees and expenses of Startech's investment bankers, attorneys, accountants and other consultants, agents and representatives performing services for Startech in connection with the transactions contemplated hereby PLUS (ii) $25,000 in respect of the Loan Agreement (as defined below) PLUS (iii) $50,000 in prepaid fees and expenses in connection with the registration of the Closing Shares pursuant to Article 11;

            (q) Promptly take all action necessary in accordance with applicable law to call and convene a meeting of the holders of Startech Common Stock and Startech Preferred Stock (the "Shareholders Meeting") to consider, act upon and vote upon the adoption and approval of this Agreement and the Merger; cause Startech's Board of Directors to recommend that the holders of Startech Common Stock and Startech Preferred Stock vote in favor of and adopt and approve this Agreement and the Merger at the Shareholders Meeting; and ensure that the Shareholders Meeting is called, held and conducted, and that all proxies solicited in connection with Shareholders Meeting are solicited, in compliance with applicable law;

            (r) Consult with Exar before issuing, or permitting any of Startech's representatives to issue, any press release or otherwise making, or permitting any of Startech's representatives to make, any public statements with respect to the Merger;

            (s) Use its best efforts to obtain and deliver to Exar a Continuity of Interest Certificate in the form attached hereto as Exhibit 4.2(s) (a "Continuity of Interest Certificate") signed by each holder of more than 5% of the outstanding shares of Startech Common Stock and Startech Preferred Stock.


                                    ARTICLE 5

                        COVENANTS OF EXAR AND MERGER SUB

      Exar and Merger Sub covenant and agree as follows:

      5.1 NEGATIVE COVENANTS. From the date of this Agreement until the Effective Time, Exar and Merger Sub will not, except as otherwise contemplated by this Agreement or unless Startech shall otherwise consent in writing:

            (a) Take any action which would cause any of its representations or warranties in this Agreement to become inaccurate (except for such actions as would not individually or in the aggregate have a Material Adverse Effect on
Exar) or which would prevent any conditions precedent to its obligations under this Agreement from being satisfied at or prior to the Effective Time; or

            (b) Take or permit any action which would prevent the Merger from qualifying as a tax-free reorganization under Section 368 of the Code and Exar will use its best efforts to prevent any of its officers or directors from taking or permitting any such action.

      5.2 AFFIRMATIVE COVENANTS. Prior to the Effective Time, Exar will do the following:

            (a) Use its best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out;

            (b) Use its best efforts to obtain all authorizations, consents and permits of others required to permit the consummation by Exar and Merger Sub of the transactions contemplated by this Agreement;

            (c) As promptly as reasonably practicable after the date of this Agreement, file with any Governmental Authorities all notices, reports and other documents required by law with respect to the Merger and promptly submit any additional information or documentary material properly requested by any such Governmental Authorities;

            (d) Prepare the Information Statement, and provide to Startech copies thereof, as promptly as practicable;

            (e) Ensure that information relating to Exar or Merger Sub (or, to the best of Exar's knowledge, any other person contained in any document, certificate or other writing furnished or to be furnished by Exar) included in the Information Statement, at the time the Information Statement is mailed and at the time of the Shareholders Meeting and at the Effective Time, as then amended or supplemented, will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting;

            (f) Ensure that the Information Statement as it relates to Exar and Merger Sub will be complete as to form in all material respects with the requirements of the Securities Act and the rules and regulation thereunder in effect at the time the Information Statement is mailed;

            (g) Promptly advise Startech in writing of the occurrence of any event which causes the representations or warranties made by Exar in this Agreement or the information contained in the Exar Disclosure Schedules to be incomplete or inaccurate in any material respect; and

            (h) In the event that between the date hereof and the Effective Time, any Governmental Authority shall commence any examination, review, investigation, action, suit or proceeding against Exar with respect to the Merger, give prompt notice thereof to Startech, keep Startech informed as to the status thereof, and (except as may be prohibited by such governmental authority or by any court order or decree in an action or suit instituted by a person other than Exar or an affiliate of Exar) permit Startech to observe and be present at each meeting, conference or other proceeding and have access to and be consulted in connection with any document filed or provided to such governmental authority in connection with such examination, review, investigation, action, suit or proceeding.


                                    ARTICLE 6

           CONDITIONS PRECEDENT TO OBLIGATIONS OF EXAR AND MERGER SUB

      The obligations of Exar and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or upon the Closing, of the following conditions precedent:

      6.1 DUE DILIGENCE. Exar shall have received all documents it may reasonably request related to Startech. Exar shall have satisfactorily completed its investigation and review of Startech's business, assets, liabilities, operations, financial performance and prospects including, but not limited to, regulatory matters, and shall be satisfied with the results of that investigation and review.

      6.2 COMPLIANCE WITH COVENANTS AND CONDITIONS; REPRESENTATIONS AND WARRANTIES CORRECT. Startech shall have complied with and performed in all material respects each covenant and condition contained in this Agreement to be performed by it at or prior to the Closing Date; the representations and warranties of Startech contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date with the same effect as though made on the Closing Date.

      6.3 NO MATERIAL ADVERSE EFFECT. After the date hereof, there shall have been no Material Adverse Effect on Startech.

      6.4 OFFICER'S CERTIFICATE. Startech shall have delivered to Exar a certificate of Ram Reddy, Chief Executive Officer and Chief Financial Officer of Startech, (i) evidencing compliance with the conditions set forth in Sections
6.2 and 6.3 and (ii) setting forth the allocation of Option A Units and Option B Units among the Startech securityholders.

      6.5 CONSENTS OF OTHERS. The consent to the Merger of each third party whose consent is required for Startech to consummate the transactions contemplated hereby shall have been received, including, without limitation, the parties to the contracts listed on the Startech Disclosure Schedule. Such consents shall include, without limitation, the approval of the shareholders of this Agreement and the transactions contemplated hereby in accordance with the California Law at the Shareholders Meeting.

      6.6 LEGAL OPINION. Exar shall have received opinions of Battle Fowler LLP and Brobeck, Phleger & Harrison, counsel to Startech, dated the Effective Time, substantially to the effect of Exhibits 6.6(a) and 6.6(b) hereto, respectively.

      6.7 TAX OPINION. Each of Exar and Startech shall have received a written opinion from its counsel dated the Closing Date substantially to the effect of Exhibits 6.7(a) and 6.7(b) hereto, respectively. For purposes of rendering such opinions, counsel shall be entitled to rely upon, and, to the extent reasonably required, the parties shall make, representations related thereto.

      6.8 DISSENTERS' RIGHTS. Holders of at least 95% of the outstanding shares of Startech Common Stock shall not be, and shall not have the right to become, entitled to dissenters' rights pursuant to Sections 1300 through 1312 of the California Law.

      6.9 CONTINUITY OF INTEREST CERTIFICATES. Exar shall have received prior to the Closing Date a Continuity of Interest Certificate signed by each holder of more than 5% of the outstanding shares of Startech Common Stock and Startech Preferred Stock.

      6.10 REGULATION D OFFERING. The issuance of the Exar Common Stock to the shareholders of Startech in accordance with this Agreement shall be a valid offering under Regulation D under the Securities Act, subject to the filing of a Form D in accordance therewith.

      6.11 ABSENCE OF RESTRAINT. No Proceeding shall be pending or threatened before any Governmental Authority to restrain, enjoin or otherwise prevent the consummation of, or which questions the validity or legality of, this Agreement or the transactions contemplated hereby, and no Legal Requirement, order, writ, injunction or decree shall have been enacted, entered, issued or promulgated by any court or Governmental Authority which prohibits or materially restricts the consummation of this Agreement and the transactions contemplated hereby, and no such Proceeding shall be threatened.

      6.12 NO PROCEEDINGS. No Proceedings shall have commenced against Startech which could have a Material Adverse Effect on Startech.

      6.13 REQUIRED APPROVALS. Exar, Merger Sub and Startech shall have received all such governmental approvals, consents, authorizations or modifications as may be required to permit the performance by Exar, Merger Sub and Startech, of their respective obligations under this Agreement, the consummation of the transactions herein contemplated and the continuation of Startech's business after the consummation of the transactions contemplated herein.

      6.14 LEGAL REQUIREMENTS. All permits, licenses, consents and approvals necessary under any Legal Requirements relating to the sale of securities shall have been issued or given, and no such permit, license, consent or approval shall have been revoked, canceled, terminated, suspended or made the subject of any stop order or proceeding therefor.

      6.15 STARTECH'S SHAREHOLDERS APPROVAL. The approval and adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Startech Common Stock and a majority of the outstanding shares of Startech Preferred Stock shall have occurred and be continuing and remain in full force and effect.

      6.16 RESIGNATIONS. Exar shall have received the written resignation, effective as of the Effective Time, of each director and officer of Startech.

      6.17 FIRPTA. Exar, as agent for the shareholders of Startech, shall have received a properly executed "FIRPTA" Notification Letter, in form and substance reasonably acceptable to Exar, which states that shares of Startech do not constitute "United States Real Property Interests" under Section 897(c) of the Code for purposes of satisfying Exar's obligations under Treasury Regulations
Section 1.1445-2(c)(3).

      6.18 ORBIT LOAN. Startech shall have amended that certain Loan Agreement, dated August 1, 1994, by and between Startech and Orbit (the "Loan Agreement") to provide that the Loan Agreement shall not be terminated by Orbit prior to March 31, 1996 and that the interest rate shall be fixed at 7.5% simple interest, PROVIDED that such Loan Agreement is assumed or guaranteed by Exar.

      6.19 ORBIT MANUFACTURING. Startech shall have entered into an agreement with Orbit pursuant to which Orbit shall have agreed to manufacture and supply integrated circuits to Startech for a period of eighteen months following the Closing on terms satisfactory to Exar.

      6.20 STARTECH OPTIONS AND WARRANTS. Each of the Startech Options and Startech Warrants shall have been amended to provide that each Startech Option and Startech Warrant will terminate if not exercised prior to December 31, 1996, such amendments to be in a form reasonably satisfactory to Exar and executed and delivered to Exar prior to the Effective Time.

      6.21 REGISTRATION RIGHTS. Any rights to require that Startech or any successor register any of its securities, or rights to participate in any registration of Startech securities or securities of any successor shall have been terminated prior to Closing and be of no further force or effect.

      6.22 SECTION 280G PAYMENTS. The transactions contemplated hereby shall not be, in the opinion of Exar, reasonably expected to result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.


                                    ARTICLE 7

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF STARTECH

      The obligation of Startech to consummate the transactions contemplated herein is subject to the fulfillment, prior to or upon the Closing, of the following conditions precedent:

      7.1 COMPLIANCE WITH COVENANTS AND CONDITIONS; REPRESENTATIONS AND WARRANTIES CORRECT. Exar and Merger Sub shall have performed in all material respects each covenant and condition contained in this Agreement to be performed by them at or prior to the Effective Time; the representations and warranties of Exar and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time with the same effect as though made on the Effective Time.

      7.2 OFFICERS' CERTIFICATE. Exar shall have delivered to Startech a certificate of the Chief Executive Officer and Chief Financial Officer of Exar evidencing compliance with the conditions set forth in Section 7.1.

      7.3 LEGAL OPINION. Startech shall have received an opinion of Cooley Godward Castro Huddleson & Tatum, counsel to Exar, dated the Effective Time, substantially to the effect of Exhibit 7.3 hereto.

      7.4 TAX OPINION. Each of Exar and Startech shall have received a written opinion from its counsel dated the Closing Date substantially to the effect of Exhibits 6.7(a) and 6.7(b) hereto, respectively. For purposes of rendering such opinions, counsel shall be entitled to rely upon, and, to the extent reasonably required, the parties shall make, representations related thereto.

      7.5 ABSENCE OF RESTRAINT. No order, statute, rule, regulation, executive order, decree, judgment, injunction or court order shall have been enacted, entered, issued, or promulgated by any court or governmental authority which prohibits or materially restricts the consummation of this Agreement or the transactions contemplated hereby.

      7.6 STARTECH SHAREHOLDERS' APPROVAL. The approval and adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Startech Common Stock and a majority of the outstanding shares of Startech Preferred Stock shall have occurred and be continuing and remain in full force and effect.

      7.7 KEY EMPLOYEE DEFERRED COMPENSATION PLAN. The Board of Directors of Exar shall have adopted a Key Employee Deferred Compensation Plan in the form separately agreed to by Exar and Startech.


                                    ARTICLE 8

                          INDEMNITY BY SECURITYHOLDERS

      8.1   INDEMNITY.

            (a) The Principal Officers and the holders of Startech Common Stock, Startech Preferred Stock, Startech Options and Startech Warrants immediately prior to the Effective Time (the "Securityholders") shall, on the terms and conditions set forth herein, jointly and severally indemnify, hold harmless, reimburse and defend Exar, Merger Sub and Startech against any Damages incurred in connection with, or arising from, or attributable to (i) any breach or inaccuracy in any representation made by Startech, the Principal Officers or the Securityholders under this Agreement or any schedule, disclosure document or certification referenced herein, (ii) any breach or failure to perform any covenant or agreement of Startech, the Principal Officers or the Securityholders, (iii) enforcement of this Article 8 and (iv) the amount, if any, by which the actual Transaction Fees, as determined in good faith by Exar after the Closing Date, exceed the Transaction Fees set forth in the updated Disclosure Schedule delivered by Startech pursuant to Section 4.2(p). The term Damages as used here in (and the indemnification provided in Articles 8 and 9) shall apply to Damages incurred or sustained by Exar, Merger Sub, Startech and the Securityholders, as the case may be, in the absence of third party Claims and shall not be limited to Claims asserted by third parties.

            (b) Except as provided in Section 8.8, the indemnification provisions of this Article 8 shall be the exclusive remedy of Exar, Merger Sub and Startech for any Damages incurred in connection with, or arising from, or attributable to the transactions contemplated by this Agreement.

            (c) As used in this Article 8, a "Claim" shall be any claim for indemnification pursuant to this Article 8.

            (d) The indemnification provided pursuant to this Article 8 shall apply only to claims for which an "Officer's Certificate" (as defined below for Article 8 and Article 9) has been given to the Committee (as defined below) in accordance with the provisions of Section 13.5 on or prior to November 15, 1996.

            (e) The indemnification provided in this Article 8 shall apply to all Damages incurred in connection with or arising from or attributable to a Claim.

      8.2 SATISFACTION OF INDEMNIFICATION. Indemnification under this Article 8 shall be satisfied jointly and severally by the Principal Officers and the Securityholders (including, without limitation, by right of setoff against any Earn-Out Payments (as defined below)). However, (i) no Securityholder (other than the Principal Officers) shall be liable for Damages except pursuant to right of setoff against any Earn-Out Payments in accordance with Article 10,
(ii) no Principal Officer shall be liable for Damages in excess of the amount received by such Principal Officer for his Startech Common Stock, Startech Preferred Stock, Startech Options and Startech Warrants hereunder, (iii) any Principal Officer or Securityholder making payment to Exar for such breaches shall be entitled to contribution from the other Principal Officers and Securityholders in proportion to the Merger Consideration received by each of them and, (iv) except for Damages incurred in connection with, arising from or attributable to clause (iv) of Section 8.1(a), the Principal Officers and the Securityholders shall not be liable for Damages unless and until the aggregate, cumulative Damages exceed $150,000, PROVIDED that if aggregate, cumulative Damages exceed such amount, the Principal Officers and the Securityholders shall be liable, jointly and severally, for the entire amount of such Damages from the first dollar, provided further, that all materiality, Material Adverse Effect and dollar qualifications contained in this Agreement shall be disregarded in calculating the amount of aggregate, cumulative Damages.

      8.3 CLAIM PROCEDURE. Upon delivery to the members of the Committee in accordance with Section 13.5 on or before the last day of the period set forth in Section 8.1(d) above of a certificate (an "Officer's Certificate") signed by any officer of Exar: (a) stating that Exar, Merger Sub or Startech has paid or properly accrued or reasonably anticipates that Exar, Merger Sub or Startech will have to pay or accrue Damages in an aggregate stated amount, and stating that Exar, Merger Sub or Startech is entitled to indemnity pursuant to this Agreement with respect to such amount, and (b) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, the Committee shall, subject to the provisions of Section 8.4 hereof, deliver to Exar from the Principal Officers as promptly as practicable, an amount sufficient to indemnify fully Exar, Merger Sub and Startech against such Damages.

      8.4 OBJECTIONS TO CLAIMS. Within 45 days of the Committee's receipt of an Officer's Certificate from Exar, the Committee shall make delivery to Exar of the amount requested in the Officer's Certificate in accordance with Section 8.3 hereof; provided that no such payment or delivery need be made if the Committee shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to Exar prior to the expiration of such 45-day period.

      8.5   RESOLUTION OF CONFLICTS.

            (a) For purpose of this Article 8, in case the Committee shall so object in writing to the indemnity of Exar or Startech or, for purposes of
Article 9, in case Exar shall so object in writing to the indemnity of the Securityholders in respect of any Claim or Claims made in any Officer's Certificate, the Committee and Exar (acting on its own behalf or on behalf of Merger Sub or Startech) shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Committee and Exar should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties, and the Committee or Exar, as the case may be, shall thereupon pay the agreed upon amount of the claim.

            (b) If no such agreement can be reached after good faith negotiation, the Claim shall be submitted to non-binding mediation under the rules then in effect under the American Arbitration Association, or such other forum as the parties may select. Each party shall have in attendance at such mediation persons who have actual authority to bind the party to any settlement reached. If the matter cannot be settled through mediation, then the Claim shall be submitted to binding arbitration under the following rules:

                  (i) Unless otherwise agreed by the parties, all such Claims shall be decided in San Jose, California by a single arbitrator, acting under the Commercial Rules of the American Arbitration Association except as modified herein. Either party may initiate the arbitration following failure of mediation to resolve the issue by filing a Demand for Arbitration with the American Arbitration Association, and simultaneously delivering a copy of such demand to the other party.

                  (ii) Unless the parties agree to a mutually acceptable arbitrator within 30 days of a Demand for Arbitration, the arbitrator shall be selected by the American Arbitration Association.

                  (iii) Unless otherwise agreed by the parties, the arbitrator shall be a business attorney in practice for at least 10 years, with substantial experience in the negotiating and drafting of business acquisition agreements.

                  (iv) It is the intent of the parties that the arbitration be held in an efficient, economical and expeditious manner. Accordingly, the parties shall meet in a pre-hearing conference as promptly as practicable after selection of the arbitrator to establish the scope and extent of all discovery and the schedule of the arbitration. Discovery shall be limited to that necessary to resolve the disputed issues, in the judgment of the arbitrator. If any party wishes to take discovery, including document productions, interrogatories or depositions, a request to do so must be submitted to the arbitrator in accordance with the procedures determined at the pre-hearing conference. The arbitrator in his sole discretion may allow limited discovery, all of which must be completed within 20 business days of the arbitrator's directive unless extended for good cause by the arbitrator. Subject to the arbitrator's decisions relating to the scope and extent of discovery, the Committee and its attorneys, accountants and other representatives shall have reasonable access upon reasonable notice to the pre-Merger books and records of Startech for the purpose of defending the Securityholders against any Claim.

                  (v) The arbitrator shall not be bound by rules of evidence or judicial procedures regarding the conduct of the hearing and shall be obligated to follow California substantive law.

                  (vi) The arbitrator's authority shall be limited to determining whether the Claim gives rise to a right to indemnification under the provisions of Sections 8.1 and 8.2 above and, if so, the amount of Damages as to such Claim. No other issue involving interpretation of this Agreement shall be submitted to the arbitrator without the consent of both parties. The arbitrator shall have no authority to assess punitive damages.

                  (vii) The decision of the arbitrator as to the validity and amount of damages as to any Claim shall, subject to the above limitations, be binding and conclusive upon the parties of this Agreement. The arbitrator shall issue such decision, including a brief statement of the reasons for the award and the calculation of damages awarded, within 25 days after completion of the arbitration hearing.

            (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. The Non-Prevailing Party shall pay the reasonable expenses (including attorneys' fees) of the Prevailing Party and the arbitrator fees and administrative expenses associated with the arbitration, which expenses and fees, in the event the Exar is the Prevailing Party, shall constitute Damages. For purpose of this Section 8.5(c), in any arbitration hereunder in which any Claim or any portion of a Claim stated in the Officer's Certificate is at issue, (i) with respect to a Claim submitted to the Committee by Exar, Exar shall be deemed to be the "Non-Prevailing Party" in the event that the arbitrators award Exar less than 75% of the amount of the Claim at issue; otherwise, the Securityholders shall be deemed to be the "Non-Prevailing Party; and (ii) with respect to a Claim submitted to Exar by the Committee, the Securityholders shall be deemed to be the "Non-Prevailing Party" in the event that the arbitrators award the Securityholders less than 75% of the amount of the Claim at issue; otherwise Exar shall be deemed to be the "Non-Prevailing Party."

      8.6   COMMITTEE OF THE SECURITYHOLDERS.

            (a) The Principal Officers and the Securityholders shall be represented hereunder by a committee (the "Committee") which shall consist of three members. The initial members of the Committee shall be Ram K. Reddy, Dr. Roubik Gregorian and a third member to be designated in writing by Startech no later than the Effective Time. Each of the Securityholders, by adoption of this Agreement at the Shareholders Meeting, by the execution of the Letter of Transmittal or by exercise of an Exar Option or Exar Warrant (and each of the Principal Officers by the execution of this Agreement), will, effective as of the Effective Time, be deemed to have irrevocably appointed the Committee as the agent, proxy and attorney-in-fact for such Principal Officer or Securityholder for all purposes of this Agreement, including full power and authority on such Securityholder's behalf (i) to take all actions which the Committee considers necessary or desirable in connection with the defense, pursuit or settlement of any Claims for indemnification pursuant to Article 8 and Article 9 hereof, including to sue, defend, negotiate, settle, compromise and otherwise handle any such Claims for indemnification made by or against, and other disputes with, Exar, Merger Sub and Startech pursuant to Article 8 and Article 9, (ii) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as it shall deem necessary or prudent in connection with the administration of the foregoing, (iii) to provide for all expenses incurred in connection with the administration of the foregoing to be paid by the

Principal Officers and the Securityholders, (iv) to disburse all indemnification payments received from Exar, Merger Sub and Startech under Article 9 to the Securityholders, (v) to accept and receive notices pursuant to this Agreement,
(vi) to amend and grant consents and waivers after the Closing under this Agreement and (vii) to take all other actions and exercise all other rights which the Committee (in its sole discretion) considers necessary or appropriate in connection with this Agreement. Each of the Securityholders by executing the Letter of Transmittal or by exercise of an Exar Option or Exar Warrant (and each of the Principal Officers by the execution of this Agreement) will agree that such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of the Committee and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Principal Officer or Securityholder. All decisions and acts by the Committee shall be binding upon all of the Principal Officers and the Securityholders, and no Principal Officer or Securityholder shall have the right to object, dissent, protest or otherwise contest the same.

            (b) Neither the Committee or its members nor any agent employed by it shall be liable to any Principal Officer or Securityholder relating to the performance of its duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Committee constituted fraud or were taken or not taken in bad faith. The Committee shall be indemnified and held harmless by the Principal Officers and the Securityholders and by each other all in the amounts determined by applying the procedures specified herein, against all expenses (including attorneys' fees), judgments, fines and other amounts paid or incurred in connection with any action, suit, proceeding or claim to which the Committee is made a party by reason of the fact that it was acting as the Committee pursuant to this Agreement, PROVIDED, HOWEVER, that the Committee shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of jurisdiction by clear and convincing evidence that the actions taken or not taken by the Committee constituted fraud or were taken or not taken in bad faith. The Committee shall be protected in acting upon any notice, statement or certificate believed by it to be genuine and to have been furnished by the appropriate person and in acting or refusing to act in good faith or any matter.

            (c) In the event that any member of the Committee shall die or resign or otherwise terminate his status as such, his successor shall be elected by the remaining members of the Committee or, if there shall have been failure to select a successor after a vacancy has existed for more than 90 days, by the vote or the consent of the majority in interest of the Securityholders. All Committee decisions shall be by majority vote or agreement. The Committee shall receive no compensation for its services.

            (d) A decision, act, consent or instruction of the Committee shall be made in writing and shall constitute a decision of all the Principal Officers and the Securityholders, and shall be final, binding and conclusive upon each of the Principal Officers and the Securityholders, and Exar, Merger Sub and Startech may rely upon any decision, act, consent or instruction of the Committee as being the decision, act, consent or instruction of each and all of the Principal Officers and the Securityholders. Exar, Merger Sub and Startech are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Committee.

      8.7   THIRD-PARTY CLAIMS.   In the event Exar becomes aware of a
third-party claim which Exar believes may result in a demand under this Article 8, Exar shall notify the Committee of such claim, and the Committee shall be entitled, at its expense, to participate in any defense of such claim. Exar will use its best efforts to defend such third party claim and the Committee shall be kept fully informed of such claim at all stages thereof. Exar will not consent to the entry of any judgment or enter into any settlement with respect to any such claim without the prior written consent of the Committee (not to be unreasonably withheld), and in any event, (i) any such settlement shall not be determinative of the amount of Damages or liability for indemnification hereunder and (ii) if the Claim so settled is submitted to arbitration pursuant to Section 8.5, the terms, conditions and circumstances of such settlement shall be provided to the arbitrator only to the extent relevant to the computation of Damages which may be subject to indemnification hereunder.

      8.8 FRAUD. Notwithstanding any provision of this Agreement to the contrary, (i) liability of any Principal Officer or Securityholder for common law fraud, intentional misrepresentation or other claim involving intentional misconduct shall not be limited in amount, procedure for dispute resolution or as to the time during which a claim may be made and (ii) no Principal Officer or Securityholder shall be personally liable for the fraud, intentional misrepresentation or intentional misconduct of another Principal Officer or Securityholder.

      8.9 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No disclosure by Startech, any Principal Officer or any Securityholder nor any investigation by or on behalf of Exar with respect to Startech shall be deemed to affect Startech's, Merger Sub's or Exar's reliance on the representations, warranties, covenants or agreements contained herein or to waive Startech's or Exar's rights to indemnity as provided herein for the breach or inaccuracy or failure to perform or comply with any representation, warranty, covenant or agreement of Startech, any Principal Officer or any Securityholder. The indemnity obligations of the Principal Officers and the Securityholders under this
Article 8 (and the representations, warranties, covenants and agreements of Startech, the Principal Officers and the Securityholders under this Agreement) shall survive the Closing and shall terminate as provided in Section 8.1(d) (with such representations and warranties terminating concurrently with the termination of such indemnity obligations).


                                    ARTICLE 9

                                INDEMNITY BY EXAR

      9.1   INDEMNITY.

            (a) Exar shall, on the terms and conditions set forth herein, indemnify, hold harmless, reimburse and defend the Shareholders against any Damages incurred in connection with, or arising from, or attributable to (i) any breach or inaccuracy in any representation made by Exar under this Agreement or any schedule, disclosure document or certification referenced herein, (ii) any breach or failure to perform any covenant or agreement of Exar under this Agreement, (iii) the amount, if any, by which the Transaction Fees set forth in the updated Disclosure Schedule delivered by Startech pursuant to Section 4.2(p) exceed the actual Transaction Fees, as determined in good faith by Exar after the Closing Date and
(iv) enforcement of this Article 9.

            (b) Except as provided in Section 9.7, the indemnification provisions of this Article 9 shall be the exclusive remedy of the Shareholders for any Damages incurred in connection with, or arising from, or attributable to the transactions contemplated by this Agreement.

            (c) As used in this Article 9, a "Claim" shall be any claim for indemnification pursuant to this Article 9.

            (d) The indemnification provided pursuant to this Article 9 shall apply only to claims for which an Officer's Certificate has been given to Exar in accordance with the provisions of Section 13.5 on or prior to the first anniversary of the Effective Time.

            (e) The indemnification provided in this Article 9 shall apply to all Damages incurred in connection with or arising from or attributable to a Claim.

            (f) Except for Exar's failure to pay to each of Startech's securityholders the Merger Consideration (including the Earn-Out Payments when due and payable) to which such securityholder is entitled hereunder, and except for a material breach by Exar of its obligations under Section 10.3 or under
Article 11, Exar shall not be liable for Damages in excess of $3,000,000, and Exar shall not be liable for Damages unless and until the aggregate, cumulative Damages exceed $150,000, PROVIDED that if aggregate, cumulative Damages exceed such amount, Exar shall be liable for the entire amount of such Damages from the first dollar.

      9.2   CLAIM PROCEDURES.  Upon delivery to Exar in accordance with
Section 13.5 on or before the last day of the period set forth in Section 9.1(d) of an Officer's Certificate signed by any member of the Committee: (a) stating that the Shareholders or any Shareholder has paid or properly accrued or reasonably anticipates that the Shareholders or any Shareholder will have to pay or accrue Damages in an aggregate stated amount, and stating that the Shareholders or any Shareholder is entitled to indemnity pursuant to this Agreement with respect to such amount, and (b) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, Exar shall, subject to the provisions of Section 9.3 hereof, deliver to the Committee as promptly as practicable, an amount sufficient to indemnify fully the Shareholders or any Shareholder for such Damages (provided that Exar shall deliver such minimum number of shares of Exar Common Stock as is required to preserve the qualification of the Merger as a reorganization under Section 368(a) of the Code).

      9.3 OBJECTIONS TO CLAIMS. Within 45 days of Exar's receipt of an Officer's Certificate from the Committee, Exar shall make delivery to the Committee (on behalf of the

Shareholders or any Shareholder claiming indemnification) of the amount requested in the Officer's Certificate in accordance with Section 9.2 hereof; provided that no such payment or delivery need be made if Exar shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Committee prior to the expiration of such 45-day period.

      9.4 RESOLUTION OF CONFLICTS. Any conflict that may arise in respect of any Claim or Claims made in any Officer's Certificate delivered to Exar by the Committee (on behalf of the Shareholders or any Shareholder) shall be resolved in the manner set forth in Section 8.5, except that if Exar and the Committee shall agree upon the rights of the respective parties with respect to each of the Claims identified in such Officer's Certificate pursuant to Section 8.5(a), a memorandum shall be prepared and signed by both parties and Exar shall thereupon pay the agreed upon amount of the claim.

      9.5 CHARTER AND BYLAW INDEMNIFICATIONS. For a period of six years from and after the Effective Time, Exar and Startech agree that the directors and officers of Startech shall be entitled to such rights to indemnification and advancement of expenses for actions taken in their capacities as officers and directors of Startech prior to the Effective Time as provided under the Articles of Incorporation and Bylaws of Startech in effect on the date of this Agreement (the "Indemnification Rights"). Such Indemnification Rights shall be deemed to be binding contractual rights which shall not be affected by any repeal, amendment or modification of the Articles of Incorporation or Bylaws of Startech after the Effective Time, and shall not be deemed exclusive of any other rights to indemnification or advancement of expenses under this Agreement, any other agreement, any provision of law or otherwise. This Section 9.5 shall in no way affect the rights of Startech or Exar to indemnification under Article 8 hereto.

      9.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No disclosure by Exar nor any investigation by or on behalf of any Shareholder with respect to Exar shall be deemed to affect any Shareholder's reliance on the representations, warranties, covenants or agreements contained herein or to waive any Shareholder's rights to indemnity as provided herein for the breach or inaccuracy or failure to perform or comply with any representation, warranty, covenant or agreement of Exar. The indemnity obligations of Exar under this
Article 9 (and the representations, warranties, covenants and agreements of Exar and Merger Sub under this Agreement) shall survive the Closing and shall terminate as provided in Section 9.1(d) (with such representations and warranties terminating concurrently with the termination of such indemnity obligations), provided that the indemnification provided in Section 9.1(iii) and the provisions of Section 9.5 shall continue without regard to the passage of time.

      9.7 FRAUD. Notwithstanding any provision of this Agreement to the contrary, liability of Exar, Merger Sub and Startech for common law fraud, intentional misrepresentation or other claim involving intentional misconduct shall not be limited in amount, procedure for dispute resolution or as to the time during which a claim may be made.

                                   ARTICLE 10

                                    EARN-OUT

      10.1  CALCULATION OF EARN-OUT PAYMENTS.

            (a) FIRST EARN-OUT PAYMENT. As soon as practicable following completion of the audit of Exar's consolidated financial statements by Exar's independent auditors for the fiscal year ending March 31, 1996, the "First Earn-Out Payment" shall be determined as follows:

                  (i) if Startech's Gross Margin Contribution Percentage (as defined below) for the fiscal year ending March 31, 1996 (the "First Measurement Period") is less than 85%, then the First Earn-Out Payment shall be zero (0);

                  (ii) if Startech's Gross Margin Contribution Percentage for the First Measurement Period equals or exceeds 85%, but is less than 100%, then the First Earn-Out Payment shall equal $1,000,000 PLUS the product of (A) $5,000,000 and (B) the number obtained by DIVIDING (x) the difference between Startech's Gross Margin Contribution Percentage for the First Measurement Period and 85% BY (y) 15%; and

                  (iii) if Startech's Gross Margin Contribution Percentage for the First Measurement Period equals or exceeds 100%, then the First Earn-Out Payment shall be $6,000,000.

            (b) SECOND EARN-OUT PAYMENT. As soon as practicable following the completion of Exar's preparation of its consolidated financial statements for the six-month period ending September 30, 1996, the "Second Earn-Out Payment" shall be determined as follows:

                  (i) if Startech's Gross Margin Contribution Percentage for the six-month period ending September 30, 1996 (the "Second Measurement Period") is less than 75%, then the Second Earn-Out Payment shall be zero (0);

                  (ii) if Startech's Gross Margin Contribution Percentage for the Second Measurement Period equals or exceeds 75%, but is less than 100%, then the Second Earn-Out Payment shall equal $1,000,000 PLUS the product of (A) $5,000,000 and (B) the number obtained by DIVIDING (x) the difference between Startech's Gross Margin Contribution Percentage for the Second Measurement Period and 75% BY (y) 25%; and

                  (iii) if Startech's Gross Margin Contribution Percentage for the Second Measurement Period equals or exceeds 100%, the Second Earn-Out Payment shall be $6,000,000.

            (c) REDUCTIONS IN EARN-OUT PAYMENTS. Any one or more distributions (such distributions collectively, the "Distributions") of the First Earn-Out Payment and the Second Earn-Out Payment (together, the "Earn-Out Payments") pursuant to Section 10.2 shall be subject to reduction if Exar elects pursuant to Section 8.2(a) to set off against one or more of the Distributions an amount equal to the amount of any Damages.

            (d)   DEFINITIONS.     "Gross Margin Contribution Percentage" for
each measurement period shall mean the percentage obtained by dividing Startech's Gross Margin Dollar Contribution (as defined below) for such measurement period by Startech's projected gross margin dollar contribution ("Projected Gross Margin Dollar Contribution") for the corresponding measurement period as set forth below:

                  (i) for the First Measurement Period, Startech's Projected Gross Margin Dollar Contribution shall be $11,600,000; and

                  (ii) for the Second Measurement Period, Startech's Projected Gross Margin Dollar Contribution shall be $10,400,000.

            "Gross Margin Dollar Contribution" shall mean the gross margin of the Startech Business included in Exar's consolidated financial statements, before consolidating elimination entries, prepared in accordance with GAAP on a basis consistent with Exar's audited financial statements for the year ended March 31, 1994 as certified by the independent accountants of Exar.

            For purposes of measuring Gross Margin Dollar Contribution, Exar shall account for the Startech Business (as defined below) as a separate business segment. Any accrual, deduction or allocation made or taken for any management, service, overhead or other charge shall be applied against the Startech Business only when Startech elects, because it expects to realize a cost advantage thereby, to utilize services or facilities of Exar in lieu of procuring such services or facilities from another source. Any such allocation or charge shall be applied by Exar at rates or deemed prices that are no less favorable to the Startech Business than those that Exar applies to its other independent business units. Capital expenditures shall be allocated to the Startech Business if and only if such expenditures either were contemplated in the business plan provided by Startech to Exar prior to the Closing (the "Startech Plan") or are approved by the Startech Board of Directors after the Closing (the "Startech Post-Closing Board") with the favorable vote of the Startech Representative Director (as hereinafter defined). The "Startech Business" shall mean all revenues (together with the associated costs) derived from the sale of products designed and developed by Startech or from the licensing of any such designs or elements of such designs, whether developed before or after the Closing, and regardless of the brand name under which such products may be sold.

            The Committee in its sole discretion may challenge the calculation of the Gross Margin Dollar Contribution and shall use an independent auditor (the "Shareholders' Auditor") to assist it in reviewing the calculation and proposing an alternative calculation. If the Committee's calculation for the First Measurement Period or the Second Measurement Period exceeds Exar's calculation of the Gross Margin Dollar Contribution for such period by more than 1%, then the Committee may deliver a notice to Exar disagreeing with Exar's calculation and setting forth the Committee's calculation of such amount. If a notice of disagreement shall have been delivered to Exar by the Committee pursuant to the preceding sentence, Exar and the

Committee shall, during the 20 days following such delivery, use all commercially reasonable efforts to reach agreement. If during such period the parties are unable to reach agreement regarding the Gross Margin Dollar Contribution for such period, Exar and Committee shall promptly thereafter select an Accounting Referee (as defined below) and cause such Accounting Referee promptly to review this Agreement and the respective parties' calculations for the purpose of calculating the Gross Margin Dollar Contribution. The Accounting Referee shall deliver to Exar and the Committee as promptly as practicable a report setting forth such calculation. Such report shall be final and binding upon Exar and the shareholders. The cost of such review and report shall be borne by (i) Exar if the Committee's calculation of the Gross Margin Dollar Contribution is closer to the Accounting Referee's calculation, or (ii) the shareholders if the Exar's calculation of the Gross Margin Dollar Contribution is closer to the Accounting Referee's calculation, or
(iii) both parties equally if each party's calculation differs from the Accounting Referee's calculation by the same amount. The "Accounting Referee" shall mean a reputable firm of independent auditors of national standing other than Exar's or the shareholders' independent auditors.

      10.2 DISTRIBUTIONS OF EARN-OUT PAYMENTS. On each of the dates set forth below (each, a "Distribution Date") Exar shall distribute cash or Exar Common Stock or a combination thereof, with the form of such consideration to be at Exar's election in the amounts set forth below, reduced by any amounts specified in Section 10.1(c), to the Shareholders as follows: there shall be distributed with respect to each share of Startech Common Stock and Startech Preferred Stock held immediately prior to the Effective Time that was converted into an Option B Unit that amount of cash and/or Exar Common Stock equal to (i) the aggregate amount of cash and/or Exar Common Stock to be distributed on such Distribution Date, MULTIPLIED BY (ii) the Option B Participation Percentage. Holders of Exar Options and Exar Warrants shall be entitled to participate in Distributions as and to the extent provided in Section 1.17.

      In order to preserve the status of the Merger as a reorganization (within the meaning of Section 368(a) of the Code), no Earn-Out Payment shall be made in cash to the extent that such payment (net of the amount of such payment treated as interest under Section 1272 of the Code) would cause Total Shareholder Boot to exceed an amount equal to fifty percent (50%) of Total Shareholder Consideration. The term "Total Shareholder Boot" shall mean the sum of
(i) Total Cash Consideration paid to shareholders of Startech in the Merger,
(ii) cash payments made for Dissenting Shares, (iii) cash paid to shareholders of Startech in the Merger in lieu of fractional Closing Shares, and (iv) Earn-Out Payments made in cash (net of the amount of such payments treated as interest under Section 1272 of the Code) to shareholders of Startech in the Merger. The term "Total Shareholder Consideration" shall mean the sum of:
(i) Total Shareholder Boot and (ii) the fair market value of the Exar Common Stock (net of the amount of such payments treated as interest under Section 1272 of the Code) paid to shareholders of Startech in the Merger. The provisions of this paragraph are intended to illustrate Exar's rights and obligations to make the Earn-Out Payments with the minimum number of shares of Exar Common Stock as is required to preserve the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and shall not be interpreted as limiting such rights and obligations.

            (a) As soon as practicable following the calculation of the First Earn-Out Payment, an amount equal in value to one-third of the First Earn-Out Payment.

            (b) As soon as practicable following the calculation of the Second Earn-Out Payment, an amount equal in value to one-third of the Second Earn-Out Payment.

            (c) On March 31, 1997, an amount equal in value to the sum of (i) one-third of the First Earn-Out Payment and (ii) one-third of the Second Earn-Out Payment.

            (d) On March 31, 1998, an amount equal in value to the sum of (i) one-third of First Earn-Out Payment and (ii) one-third of the Second Earn-Out Payment.

            For purposes of calculating the value of shares of Exar Common Stock, if any, distributed to the Shareholders on each of the Distribution Dates, the price per share of Exar Common Stock shall be deemed to be the average of the closing prices of Exar Common Stock, as reported by the national edition of THE WALL STREET JOURNAL on the Nasdaq National Market (or such other principal securities exchange or quotation system on which Exar's Common Stock shall be traded or quoted, or if Exar Common Stock shall not then be so traded or quoted, then the fair market value of the Exar Common Stock as agreed to by Exar and the Committee), for the 30 trading days prior to each such Distribution Date.

      10.3  POST-CLOSING COVENANTS OF EXAR.

            (a) Exar shall maintain the Startech Business as a separate business segment, the financial results for which can be reported as an independent business unit. Exar shall operate the Startech Business in a manner that will maximize the return to the holders of Option B Units, consistent with the Startech Plan, so long as such operations are reasonable, prudent and consistent with the long-term best interests of Startech as determined by the Startech Post-Closing Board in the exercise of its fiduciary judgment. If the operation of the Startech Business in accordance with the Startech Plan is determined by the Startech Post-Closing Board not to be reasonable, prudent and consistent with the long-term best interests of Startech as so determined, then the Startech Post-Closing Board may modify the Startech Plan and thereafter conduct the Startech Business in accordance with the Startech Plan as so modified, provided, that any such modification to the Startech Plan will be designed so as to continue to maximize the return to the holders of Option B Units, consistent with the operation of the Startech Business in a manner that is reasonable, prudent and in the long-term best interests of Startech as determined by the Startech Post-Closing Board. From the Closing Date until September 30, 1996, Exar shall designate and elect as a member (the "Startech Representative Director") of the Startech Post-Closing Board either Ram K. Reddy or Dr. Roubik Gregorian at Exar's discretion.

            (B) In the event there is a Change of Control (as defined below) of Exar, either (i) the third party acquiring Exar pursuant to such Change of Control shall agree to assume the obligations of Exar under this Article 10, or
(ii) if such third party does not agree to assume Exar's obligations under this
Article 10, the maximum amount of Earn-Out Payments to which the shareholders of Startech are entitled under this Article 10 (less any Earn-Out payments previously distributed to the shareholders or any amounts to which the shareholders shall not be entitled under this Article 10 as a result of Startech's failure to achieve the Gross Margin Contribution Percentages set forth in Section 10.1) shall become due and payable by Exar upon such Change of Control and shall be distributed in accordance with Section 10.2 promptly thereafter. "Change of Control" shall mean the consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of Exar immediately prior to such reorganization, merger, consolidation, or a purchase or exchange of Shares do not immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merger or consolidated company's then outstanding voting securities, or a liquidation or dissolution of Exar or of the sale or all of substantially all of the assets of Exar.


                                   ARTICLE 11

                               REGISTRATION RIGHTS

      11.1  REGISTRATION RIGHTS.

            (a) Exar shall file with the SEC a registration statement on Form S-3 (or any successor form to Form S-3) for a public resale offering of the Closing Shares and shall use all commercially reasonable efforts to cause the Closing Shares to be registered for the offering on such form and to be qualified in such jurisdictions as the Selling Shareholders (as defined below) shall reasonably request, and shall use all commercially reasonable efforts to cause such registration statement to become and remain effective for the period commencing on the 90th day after the Closing Date (or such earlier practicable date) and ending on April 30, 1996 or, if earlier, on the date the distribution described in the registration statement is complete. Such registration shall be conditioned on each Selling Shareholder agreeing to the Trading Restrictions.

            (b) Exar shall file with the SEC a registration statement or registration statement on Form S-3 (or any successor form to Form S-3) for a public resale offering of any shares of Exar Common Stock that may be issued pursuant to Article 11 ("Earn-Out Shares") and shall use all commercially reasonable efforts to cause the Earn-Out Shares to be registered for the offering on such form and to be qualified in such jurisdictions as the Selling Shareholders shall reasonably request, and shall use all commercially reasonable efforts to cause such registration statement or registration statements to become and remain effective for the periods commencing on each Distribution Date and ending on the 180th day after such Distribution Date or, if earlier, on the date the distribution described in the registration statement is complete. Such registration shall be conditioned on each Selling Shareholder agreeing that all sales made pursuant to such registration statement or registration statements shall be made to or through two brokerage firms designated by Exar in its discretion and identified in writing to the Selling Shareholder.

            (c) In the case of any registration pursuant to this Section 11.1, Exar shall keep each person whose securities are to be registered thereunder (a "Selling Shareholder") advised of the initiation and completion of such registrations. At its expense, Exar will promptly:

                  (i) Prepare and file with the SEC the registration statements described in Sections 11.1(a) and (b) above and thereafter use its best efforts to cause such registration statements to become effective;

                  (ii) Prepare and file with the SEC such amendments and supplements to such registration statements and the prospectuses used in connection with such registration statements as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statements;

                  (iii) Furnish to the Selling Shareholders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the securities covered by such registration statements;

                  (iv) Use all commercially reasonable efforts to register and qualify the securities covered by such registration statements under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Selling Shareholders, PROVIDED that Exar shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

                  (v) Notify each Selling Shareholder covered by such registration statements at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statements, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

                  (vi) Cause all such shares of Exar Common Stock to be listed on each securities exchange or market system on which similar securities issued by the Exar are then listed; and

                  (vii) Provide a transfer agent and registrar for all such shares of Exar Common Stock not later than the effective dates of such registration statements.

      11.2  PIGGYBACK REGISTRATION.

            (a) If (but without any obligation to do so) Exar proposes to register any of its securities under the Securities Act (other than a registration effected solely to implement an employee benefit plan, a transaction to which Rule 145 of the SEC is applicable or any other form or type of registration in which the Closing Shares and the shares of Exar Common Stock that may be issued pursuant to Article 10 (collectively the "Registrable Securities") cannot be included pursuant to SEC rule of practice), including for this purpose a registration effected by Exar for stockholders other than the holders of Registrable Securities (the "Holders"), Exar will promptly give written notice to all Holders of such registration. If such registration is proposed to be on a form which permits inclusion of the Registrable Securities, upon the written request (stating the intended method of disposition of such securities) of any Holders given within ten

(10) days after transmittal by Exar to the holders of such notice, Exar will, subject to the limits contained in Section 11.2(b), use all commercially reasonable efforts to cause all such Registrable Securities of said requesting holders to be registered under the Securities Act.

            (b)   If the registration of which Exar gives notice pursuant to
Section 11.2(a) is for a registered public offering involving an underwriting, Exar shall so advise the Holders as a part of the written notice given pursuant to Section 11.2(a). In such event the right of any Holder to registration pursuant to this Section 11.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with Exar and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Exar. Notwithstanding any other provision of this Section 11.2, if the underwriter managing such registration determines that marketing or economic conditions require a limitation of the number of securities to be underwritten, the underwriter may exclude some or all Registrable Securities from such registration and underwriting. Exar shall so advise all Holders (except those Holders who have indicated to Exar their decision not to distribute any of their Registrable Securities through such underwriting), and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities owned by such Holders at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If any Holder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to Exar and the underwriter. The Registrable Securities so withdrawn from such underwriting shall also be withdrawn from such registration; PROVIDED, HOWEVER, that, if by the withdrawal of such shares a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then Exar shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used above in determining the underwriter limitation.

            (c) All underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Section 11.2 shall be borne by the Holders of the securities so registered pro rata on the basis of the number of shares so registered and, all other expenses incurred in connection with any registration under Section 11.2 shall be borne by Exar.

            (d) The Holder or Holders of Registrable Securities included in any registration shall furnish to Exar such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as Exar may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 11.

      11.3  INDEMNIFICATION.

            (a) Exar agrees to indemnify, to the extent permitted by law, each holder of Exar Common Stock with rights under this Article 11, against all Damages caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Exar by such holder expressly for use therein or by such holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after Exar has furnished such holder with a sufficient number of copies of the same.

            (b) In connection with any registration statement in which a holder of Exar Common Stock with rights under this Article 11 is participating, each such holder will furnish to Exar in writing such information and affidavits as Exar reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify Exar, its directors and officers and each Person who controls Exar (within the meaning of the Securities Act) against all Damages resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder; PROVIDED that the obligation to indemnify will be several, not joint and several, among such holders and the liability of each such holder will be in proportion to and limited to the net amount received by such holder from the sale of Exar Common Stock with rights under this Article 11, pursuant to such registration statement.

            (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any consent to the entry of any judgment or any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

            (d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of securities and the Merger. Exar also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event Exar's indemnification is unavailable for any reason.

      11.4 CURRENT PUBLIC INFORMATION. Until the rights specified in Sections 11.1(a) and (b) are fully exercised or expire, Exar will timely file all reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted by the SEC thereunder, and will take such further action as any holder or holders of Exar Common Stock with rights under Section 11.1 may reasonably request, all to the extent required to enable such holders to sell their shares pursuant to Form S-3 or similar registration form hereafter adopted by the SEC. Upon written request, Exar will deliver to such holders a written statement as to whether it has complied with such requirements.

      11.5 TERMINATION OF REGISTRATION RIGHTS. Notwithstanding the foregoing provisions of this Article 11, Exar's obligations pursuant to this Article 11 shall terminate upon (a) March 31, 2000, or (b) if earlier, with respect to a given Holder, at the time such Holder may sell his or her shares of Exar Common Stock in compliance with Rule 144 under the Securities Act.

      11.6  TRANSFERABILITY OF REGISTRATION RIGHTS.  The rights under this
Article 11 are not transferable except in connection with (a) a transfer by will or intestacy and (b) estate planning transfers consisting of gifts to the spouse or issue of the transferee and transfers to trusts for the benefit of the spouse or issue of the transferee.


                                   ARTICLE 12

                            TERMINATION OF AGREEMENT

      12.1 TERMINATION. At any time prior to the Effective Time, this Agreement may be terminated:

            (a)   by mutual consent of all the parties;

            (b) by Exar if (i) there has been a material breach by Startech of any covenant, representation or warranty contained in this Agreement, Exar has notified Startech in writing of the existence of such breach and Startech has failed to cure such breach within 10 days after receiving such notice, or (ii) the Closing shall not have occurred prior to March 31, 1995, and Exar is not, at the time of termination, in default of the observance of or the due and timely performance of any of its covenants and agreements contained in this Agreement;

            (c) by Startech if (i) there has been a material breach by Exar of a covenant, representation or warranty contained in this Agreement, Startech has notified Exar in writing of the existence of such breach and Exar has failed to cure such breach within 10 days after receiving such notice, or (ii) the Closing shall not have occurred prior to April 30, 1995, and Startech is not, at the time of termination, in default of the observance of or the due and timely performance of any of its covenants and agreements contained in this Agreement; or

            (d) by either Exar or Startech if (i) there shall be a non-appealable order of a federal or state court in effect preventing consummation of the Merger, (ii) there shall be any action taken, or any statute, rule, regulations or order enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Authority that would make consummation of the Merger illegal or (iii) Startech Shareholders' Meeting shall have been held and this Agreement and the Merger shall not have been adopted and approved at such meeting by the requisite vote of holders of Startech Common Stock and Startech Preferred Stock.

      12.2 EFFECT OF TERMINATION. If this Agreement shall be terminated as provided in Section 12.1, this Agreement shall be of no further force or effect (except as otherwise provided in Section 12.3) and:

            (a) there shall be no liability on the part of any party hereto to any other party except for (i) payment of expenses, fees and payments pursuant to Section 12.4, (ii) if appropriate, payment of legal fees pursuant to
Section 13.3 and (iii) any damages for breach of this Agreement; and

            (b) each party shall redeliver all documents, work papers or other materials of the other party relating to the transaction contemplated hereby, whether obtained before or after the execution of this Agreement, to the party furnishing the same, and all confidential information received by any party shall be treated in accordance with Section 12.3 and the Confidentiality Agreement referred to therein, and all filings, applications or other submissions made pursuant to this Agreement shall, at Startech's or Exar's option, respectively be withdrawn from the agency or other person to which made.

      12.3 CONFIDENTIALITY. In the event this Agreement is terminated or the Merger is not consummated for any reason, the Confidentiality Agreement dated December 22, 1994 and signed by Exar and Startech shall continue in full force and effect.

      12.4 FEES AND EXPENSES. All fees and expenses incurred in connection with this Agreement will be paid by the party incurring such expense.

      12.5  EXTENSION OF TIME; WAIVERS.  At any time prior to the Effective
Time:

            (a) Exar (on behalf of itself and Merger Sub) may (i) extend the time for the performance of any of the obligations or other acts of Startech, and (ii) waive compliance with any of the agreements or conditions contained herein to be performed by Startech. Any agreement on the part of Exar to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Exar and Merger Sub; and

            (b) Startech may (i) extend the time for the performance of any of the obligations or other acts of Exar or Merger Sub, and (ii) waive compliance with any of the agreements or conditions contained herein to be performed by Exar or Merger Sub. Any agreement on the part of Startech to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Startech.

                                   ARTICLE 13

                                  MISCELLANEOUS

      13.1 AMENDMENT. This Agreement may be amended with the approval of the Board of Directors of Exar, Merger Sub and Startech at any time before or after approval hereof by the shareholders of Startech, but, after any such shareholder approval, no amendment shall be made which would change the principal terms of this Agreement without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      13.2 ENTIRE AGREEMENT; COUNTERPARTS; APPLICABLE LAW. This Agreement and the agreements contemplated hereby and by the exhibits hereto (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except the Confidentiality Agreement dated December 22, 1994 executed by Exar and Startech with respect to the transactions contemplated herein, shall remain in full force and effect, (b) may be executed in several counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California as applied to contracts entered into and to be performed entirely within California, except, in the case of the agreements contemplated by the Exhibits hereto, where such agreements provide for a different choice of law.

      13.3 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

      13.4 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties named herein and their respective successors; PROVIDED, HOWEVER, that without the prior written consent of the other parties, this Agreement may not be assigned by any party except
(a) to a successor in interest through merger, consolidation, reorganization, sale of substantially all assets or similar transaction for any party that is an entity or (b) a transfer to another entity that is a member of the same affiliated group. Any attempted assignment in violation of this Section 13.4 shall be void and of no effect.

      13.5 NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    To Startech:                        with a copy to:

    Startech Semiconductor, Inc.        Battle Fowler LLP
    1219 Bordeaux Drive                 75 East 55th Street
    Sunnyvale, CA  94089                New York, NY 10022
    Attn:  Chief Executive Officer      Attn:  Gerald A. Eppner, Esq.
    Telephone:  (408) 745-0801          Telephone: (212) 856-7077
    Fax:  (408) 745-1269                Fax: (212) 856-7811

    To Exar or Merger Sub:              with a copy to:

    Exar Corporation                    Cooley Godward Castro Huddleson & Tatum
    2222 Qume Drive                     Five Palo Alto Square
    San Jose, CA  95161                 Palo Alto, CA  94306
    Attn:  Chief Financial Officer      Attn:  Peter F. Stone, Esq.
    Telephone:  (408) 434-6400          Telephone: (415) 843-5000
    Fax:  (408) 435-1712                Fax: (415) 857-0663

    To Principal Officers and
    and Committee:                      with a copy to:

    Ram K. Reddy                        Battle Fowler LLP
    c/o Startech Semiconductor, Inc.    75 East 55th Street
    1219 Bordeaux Drive                 New York, NY 10022
    Sunnyvale, CA  94089                Attn:  Gerald A. Eppner, Esq.
    Telephone:  (408) 745-0801          Telephone: (212) 856-7077
    Fax:  (408) 745-1269                Fax: (212) 856-7811

All such notices and other communications shall be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (d) in the case of mailing, on the fifth business day following such mailing.

      13.6 SEVERABILITY. If any provision of this Agreement is declared invalid in a court proceeding between the parties, such invalidity shall not invalidate this Agreement, and this Agreement shall be construed as if the invalid part were not contained herein, and the rights and obligations of the parties shall be construed and enforced accordingly.

      13.7 TITLES. The titles and captions of the sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

      13.8 COOPERATION. Exar, Merger Sub and Startech each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate expeditiously or implement the transactions contemplated by this Agreement.

      13.9  THIRD PARTY BENEFICIARY RIGHTS.  Except as expressly set forth in
Section 9.5, no provision of this Agreement is intended, or will be interpreted, to provide or create for any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, or any party hereto or any other person or entity, and all provisions hereof will be personal solely among the parties hereto.

      13.10 PUBLICITY. Subject to Exar's obligations under applicable securities laws, the issuance of any reports, statements or press releases pertaining to this Agreement or the transactions contemplated hereby prior to the Effective Time will be subject to the mutual approval of Exar and Startech.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first written above.

                              EXAR CORPORATION



                              By:  /s/ Ronald W. Guire
                                   --------------------------------------------
                                   Ronald W. Guire
                                   Senior Vice President
                                   Chief Financial Officer


                              MOON ACQUISITION, INC.



                              By:  /s/ Ronald W. Guire
                                   --------------------------------------------
                                   Ronald W. Guire
                                   Senior Vice President
                                   Chief Financial Officer


                              STARTECH SEMICONDUCTOR, INC.



                              By:  /s/ Ram K. Reddy
                                   --------------------------------------------
                                   Ram K. Reddy
                                   Chief Executive Officer


                              PRINCIPAL OFFICERS


                                   /s/ Ram K. Reddy
                              -------------------------------------------------
                                   Ram K. Reddy


                                   /s/ Dr. Roubik Gregorian
                              -------------------------------------------------
                                   Dr. Roubik Gregorian